UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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ENCORE CAPITAL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

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ENCORE CAPITAL GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 4, 2015

To Our Stockholders:

We cordially invite you to attend the 2015 annual meeting of stockholders of Encore Capital Group, Inc. Our annual meeting will be held at the Park Hyatt Hotel, 153 West 57th Street, New York, NY 10019, on June 4, 2015, at 8:45 a.m. Eastern time. The annual meeting is being held for the following purposes:

1.	To elect seven directors, each for a term of one year;

2.	To approve, in a non-binding vote, the compensation of our named executive officers;

3.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

4.	To transact such other business that may properly come before the meeting.

As resolved by our Board of Directors, stockholders of record at the close of business on April 7, 2015 are entitled to notice of and to vote at the annual meeting or any postponement or adjournment thereof.

We have enclosed a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which includes our audited consolidated financial statements.

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, are available at www.proxyvote.com.

Your vote is important. Whether or not you plan to attend the meeting in person, please submit your vote as soon as possible using one of the voting methods described in the attached materials. Submitting your voting instructions by any of these methods will not affect your right to attend the meeting and vote in person should you so choose.

By Order of the Board of Directors,

Kenneth A. Vecchione

Chief Executive Officer

April 22, 2015

San Diego, California

ENCORE CAPITAL GROUP, INC.

3111 CAMINO DEL RIO NORTH, SUITE 103

SAN DIEGO, CALIFORNIA 92108

858-309-6442

PROXY STATEMENT

This proxy statement relates to the 2015 annual meeting of stockholders of Encore Capital Group, Inc. (“Encore” or the “Company”), to be held at the Park Hyatt Hotel, 153 West 57th Street, New York, NY 10019, on June 4, 2015 at 8:45 a.m. Eastern time, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by our Board of Directors (our “Board”), and is first being mailed to stockholders entitled to vote at the meeting on April 22, 2015.

QUESTIONS ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including (i) the election of seven directors, (ii) the approval, by non-binding vote, of the compensation of our named executive officers, and (iii) the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm. Our management will report on Encore’s progress and respond to questions from stockholders. In addition, representatives of BDO USA, LLP will be given an opportunity to make a statement and to respond to questions regarding the audit of our consolidated financial statements.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, April 7, 2015, are entitled to receive notice of the annual meeting and to vote the shares that they held on that date at the meeting, or any postponement or adjournment of the meeting.

At the close of business on the record date, April 7, 2015, there were 26,011,677 outstanding shares of our common stock, each of which is entitled to cast one vote.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Others may attend the meeting at our discretion. If you have any questions or wish to obtain directions to attend the annual meeting and to vote in person, please call Bruce Thomas, Encore’s Investor Relations representative, at 858-309-6442.

What constitutes a quorum?

The presence at the meeting, in person or represented by proxy, of a majority of the outstanding shares entitled to vote on the record date will constitute a quorum, which will permit us to hold the annual meeting and conduct business. Proxies received but marked as abstentions, withheld votes and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained from voting. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

How do I vote by proxy before the meeting?

Before the meeting, you may vote your shares in one of the following three ways if your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company:

•	By internet at www.proxyvote.com;

•	By telephone at 1-800-690-6903; or

•	By mail, if you received a printed copy of the proxy materials, by completing, signing, dating and returning the enclosed proxy card in the postage paid envelope provided.

Please refer to the proxy card for further instructions on voting via the internet and by telephone. Please follow the directions on your proxy card carefully. If your shares are held in a brokerage account in the name of a bank, broker or other nominee (this is called “street name”), then you are the beneficial owner of the shares and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. You have the right to direct your bank or broker on how to vote the shares in your account, and your ability to vote by telephone or via the internet depends on the voting procedures used by your broker. You may receive a separate voting instruction form with this proxy statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the internet or telephone.

May I vote my shares in person at the meeting?

Yes. You may vote your shares at the meeting if you attend in person, even if you previously submitted a proxy card or voted by internet or telephone. Whether or not you plan to attend the meeting, however, we encourage you to vote your shares by proxy before the meeting. Please note that if your shares are held in “street name” and you wish to vote at the meeting, you will not be permitted to do so unless you first obtain a legal proxy issued in your name from the broker, bank or nominee that holds your shares.

What if I submit a proxy and then change my mind?

You may revoke your proxy at any time before it is exercised:

•	By filing with the Corporate Secretary of Encore a notice of revocation;

•	By sending in another duly executed proxy bearing a later date; or

•	By attending the meeting and casting your vote in person.

What are the Board’s recommendations for how I should vote my shares?

If you sign and return your proxy card with voting instructions, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you sign and return a proxy card but do not fill out the voting instructions on the proxy, the persons named on the proxy card will vote in accordance with the recommendations of our Board. The Board recommends that you vote your shares as follows:

Proposal 1 – FOR the election of the nominated slate of directors for a term of one year.

Proposal 2 – FOR, in a non-binding vote, the compensation of our named executive officers (often called the “Say-On-Pay Vote”).

Proposal 3 – FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors. The seven nominees who receive the most votes will be elected to our Board. A properly executed proxy marked “WITHHOLD AUTHORITY” or “ABSTAIN” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated and will have no effect on the proposal to elect the directors other than that it will be counted for purposes of determining whether there is a quorum present at the annual meeting. Notwithstanding the foregoing, we have adopted a Majority Voting Policy that is described on page 11 of this proxy statement.

Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Because abstentions represent shares entitled to vote on any matter presented for stockholder approval, the effect of an abstention will be the same as a vote against a proposal.

Effect of Broker Non-Votes. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who pays for the cost of this proxy solicitation?

We will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. In addition to the solicitation of proxies by mail, our officers, directors and employees may solicit proxies in person, by telephone or by facsimile, none of whom will receive additional compensation for those services.

How many annual reports and proxy statements are delivered to the same address?

If you and one or more of our other stockholders share the same address, it is possible that only one annual report and proxy statement was delivered to your address. This is known as “householding.” Any registered stockholder who wishes to receive separate copies of an annual report or proxy statement at the same address now or in the future may: (i) call Encore at 858-309-6442 or toll free at 1-800-579-1639 or (ii) mail a request to receive separate copies to: Encore Capital Group, Inc., 3111 Camino Del Rio North, Suite 103, San Diego, CA 92108, Attention: Corporate Secretary, and we will promptly deliver the annual report and/or proxy statement to you. Stockholders who own our common stock through a broker and who wish to receive separate copies of an annual report and proxy statement should contact their brokers directly. Stockholders currently receiving multiple copies of an annual report and proxy statement at a shared address and who wish to receive only a single copy in the future may direct their request to the same phone number or address listed above.

CORPORATE GOVERNANCE

Board Meetings

The Board met seven times during 2014 and otherwise acted by unanimous written consent. Each director nominee who served on the Board in 2014 attended at least 75% of the total number of meetings held by the Board during the period he or she was a director in 2014. Each director nominee who served on the Board in 2014 attended all meetings of committees on which such director served during the period she or he served on such committee in 2014.

Standing Committees

Throughout 2014, the Board maintained standing Audit, Compensation and Nominating Committees. As described below, the Board formed a new Consumer Experience and Compliance Committee in May 2014 and a new Risk and Information Security Committee effective January 1, 2015. In March 2014, the Nominating Committee approved revisions to its written charter to expand the committee’s role to explicitly include corporate governance oversight. The Board has adopted the revised charter, resulting in a standing Nominating and Corporate Governance Committee. The current members of our Board and the composition of the Board’s standing committees are reflected in the table below.

Name	Audit	Risk and Information Security	Compensation	Consumer Experience and Compliance	Nominating and Corporate Governance
Willem Mesdag, Chairman of the Board
Michael P. Monaco	Chair	X
Laura Newman Olle	X			Chair	X
Francis E. Quinlan		Chair	X		X
Norman R. Sorensen			X	X	Chair
Richard J. Srednicki			Chair	X
J. Christopher Teets*	X	X
Kenneth A. Vecchione				X (Ex-officio)

* Mr. Teets is not standing for re-election to the Board, and his term on the Board will end on the date of the 2015 annual meeting.

Our Board has adopted written charters for the Audit, Compensation, Nominating and Corporate Governance, Risk and Information Security, and Consumer Experience and Compliance Committees, and each of those written charters is available on our website at www.encorecapital.com. Click on “Investors,” then “Corporate Governance” and then the respective committee charters. The Nominating and Corporate Governance, Risk and Information Security, and Consumer Experience and Compliance Committees assess the adequacy of their charters from time to time, and the Audit and Compensation Committees assess the adequacy of their charters annually. Please note that the information contained on our website is not incorporated by reference in, or considered to be a part of, this proxy statement.

Audit Committee. We have a standing Audit Committee that is responsible for assisting the Board in oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee met seven times during 2014 and otherwise acted by unanimous written consent. On May 1, 2014, the Board reconstituted the Audit Committee as an Audit and Risk Committee and expanded the committee’s explicit oversight responsibilities to include oversight over our risk governance structure. However, the Board later determined that it was appropriate to cede those explicit oversight responsibilities to a newly formed Risk and Information Security Committee, effective January 1, 2015. Please refer to “Risk and Information Security Committee” below for a description of the Risk and Information Security Committee.

In performing its duties, the Audit Committee:

•	appoints our independent auditors and regularly reviews their performance and internal control procedures and material issues raised by our independent auditors;

•	approves audit and non-audit services and fees;

•	reviews and approves the internal audit function, including the charter, the effectiveness of internal audit, the internal audit plan, and results of internal audits;

•	reviews and evaluates our financial statements, accounting principles and system of internal controls regarding finance, accounting, legal compliance and ethical behavior;

•	establishes procedures for receiving and responding to complaints or concerns regarding our internal controls or other auditing matters;

•	supports the Board by primarily overseeing those risks that may directly or indirectly affect the Company’s financial statements, including the areas of financial reporting, internal controls and compliance with public reporting requirements;

•	reviews and approves related person transactions; and

•	considers other appropriate matters regarding our financial affairs.

Risk and Information Security Committee. Effective January 1, 2015, the Board formed the Risk and Information Security Committee. Prior to January 1, 2015, oversight of our risk governance structure was the responsibility of the Audit and Risk Committee. Contemporaneously with the formation of the Risk and Information Security Committee, the Audit and Risk Committee ceded those oversight responsibilities to the Risk and Information Security Committee and the Audit and Risk Committee was reconstituted as an Audit Committee. The Risk and Information Security Committee assists the Board in fulfilling its oversight responsibilities by overseeing and reviewing (i) internal controls designed to protect information and proprietary assets, and (ii) our risk governance structure, including the Enterprise Risk Management framework, risk policies and risk tolerances. The Risk and Information Security Committee was formed effective January 1, 2015 and therefore did not meet in 2014.

Among other things, the Risk and Information Security Committee has the authority and responsibility under its charter to:

•	review with our Chief Information Officer and management policies pertaining to information security and cyber threats, taking into account the potential for external threats, internal threats and threats arising from transactions with third parties and vendors;

•	review with our Chief Information Officer our framework to prevent, detect, and respond to cyber attacks or breaches, as well as identify areas of concern regarding possible vulnerabilities and best practices to secure points of vulnerability;

•	review with our Chief Information Officer policies and frameworks relating to access controls, critical incident response plans, business continuity and disaster recovery, physical and remote system access, and perimeter protection of information technology assets

•	review with management programs to educate employees about relevant information security issues and policies with respect to information security generally;

•	review and approve our risk governance structure, including the Enterprise Risk Management framework, key risk policies and critical risk tolerances;

•	discuss with management and our Chief Risk Officer our major risk exposures and review the steps management has taken to monitor and control those exposures, including our risk assessment and risk management policies; and

•	review and approve our internal audit work plan to ensure alignment with identified risks and risk governance needs.

Compensation Committee. The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to the compensation of our executive officers, administering all of our equity-based plans and periodically reviewing compensation and equity-based plans, with authority to adopt such plans. The Compensation Committee met eleven times during 2014 and otherwise acted by unanimous written consent.

Among other things, the Compensation Committee has the authority and responsibility under its charter to:

•	periodically review and approve our policies on executive compensation, benefits and perquisites, including incentive cash compensation plans, or other forms of executive incentives;

•	annually review and, as required, vote in executive session to set the compensation, benefits and perquisites of the Chief Executive Officer (“CEO”), who serves as our principal executive officer;

•	annually review and, as required, vote in executive session to set the compensation, benefits and perquisites of all executive officers to satisfy the Compensation Committee that there is equity in the compensation practices and general integrity in conforming to approved plans and policies;

•	recommend the compensation and benefits for non-employee directors; and

•	consider, approve and administer our incentive compensation plans and equity-based plans in which directors, the CEO, other executive officers and other employees and key consultants may be participants, including, but not limited to: (i) approving restricted stock grants, including restricted stock awards (“RSAs”), performance stock awards (“PSAs”), restricted stock unit awards (“RSUs”), performance stock unit awards (“PSUs”), stock option grants and/or other awards; (ii) interpreting the plans; (iii) determining rules and regulations relating to the plans; (iv) modifying or canceling existing grants or awards; and (v) imposing limitations, restrictions and conditions upon any grant or award as the Compensation Committee deems necessary or advisable.

The Compensation Committee sets performance goals and objectives for the executive officers, evaluates their performance with respect to those goals, sets the executive officers’ compensation based upon the evaluation of their performance and approves all employment and severance related agreements with such executives. In evaluating executive officer compensation, the Compensation Committee may retain the services of compensation consultants and considers recommendations from the CEO with respect to goals and compensation of the other executive officers. The Compensation Committee also periodically reviews compensation for non-employee directors. All decisions with respect to executive and director compensation are approved by the Compensation Committee.

The CEO is not present when the Compensation Committee reviews and establishes the compensation, benefits and perquisites of the CEO. Although the CEO generally makes recommendations to the Compensation Committee with respect to executive compensation decisions, including base salaries, cash incentive bonuses and equity-based awards, the Compensation Committee has in the past determined compensation, benefits or perquisites that were different from those recommended by the CEO.

The Compensation Committee approves all grants of equity-based awards, except those awards for the Company’s employees at the vice president level or below, which approval authority has been delegated to the CEO by the Compensation Committee. Equity award grants to executives are determined based on a periodic review by the Compensation Committee regarding appropriate incentives, with recommendations typically originating from management, consistent with the criteria established in the long-term incentive program adopted by the Compensation Committee.

The Compensation Committee has the specific authority to hire outside advisors and consultants in its discretion at our expense. Beginning in 2011, the Compensation Committee engaged the law firm of Vedder

Price, P.C. (“Vedder Price”) to provide comprehensive legal and executive compensation consulting advice. A more detailed description of Vedder Price’s activities for the Compensation Committee is provided in the Compensation Discussion and Analysis section of this proxy statement.

Consumer Experience and Compliance Committee. Effective May 1, 2014, the Board formed the Consumer Experience and Compliance Committee. The Consumer Experience and Compliance Committee assists the Board in fulfilling its oversight responsibilities over our compliance policies and practices, and ensuring an appropriate consumer experience as envisioned in our Consumer Bill of Rights. The Consumer Experience and Compliance Committee has oversight over matters of non-financial compliance, with particular emphasis on those areas that define the consumer experience. These areas include our overall compliance programs, policies and procedures; significant legal or regulatory compliance exposure; and material reports or inquiries from government or regulatory agencies. The Consumer Experience and Compliance Committee met sixteen times during 2014.

Among other things, the Consumer Experience and Compliance Committee has the authority and responsibility under its charter to:

•	monitor, review and approve our Compliance Management System (“CMS”) framework, including compliance-related controls, assessment processes, staffing, audit plans, CMS reporting and compliance policies;

•	ensure that our CMS is maintained in a manner that is suitable, effective and proportionate to the nature, scale, and complexity of the risks involving consumers inherent in our business, taking into account, among other things, industry risk profiles and regulatory requirements;

•	review with our Chief Compliance Officer or other members of management as appropriate (i) results of compliance reviews and any significant findings, (ii) periodic reports regarding an assessment of internal controls, and (iii) reports concerning any difficulties encountered in the course of compliance audits;

•	review with our Chief Compliance Officer or other members of management as appropriate material reports or inquiries from government or regulatory agencies that raise potentially significant issues regarding regulatory compliance and consumer experience, and overseeing management’s response to those reports or inquiries;

•	review with our Chief Compliance Officer or other members of management as appropriate the status of compliance with federal and state laws and regulations and internal policies, procedures and controls; and

•	oversee the processes by which we train or otherwise communicate compliance obligations to key stakeholders, including employees, agents, affiliates, and key third-party vendors.

Nominating and Corporate Governance Committee. As described above, in March 2014, the Nominating Committee approved revisions to its written charter to expand the committee’s role to explicitly include corporate governance oversight. The Board has adopted the revised charter, resulting in a standing Nominating and Corporate Governance Committee. The function of the Nominating and Corporate Governance Committee is to consider and recommend qualified candidates for election as directors of the Company, to make recommendations to the Board regarding the size and composition of the Board and to develop and recommend to the Board matters related to corporate governance. The Nominating Committee met five times in 2014 and otherwise acted by unanimous written consent.

Among other things the Nominating and Corporate Governance Committee has the authority and responsibility under its charter to:

•	make recommendations to the Board concerning the size and composition of the Board;

•	identify, screen and evaluate proposed candidates for the Board;

•	to the extent deemed appropriate, retain third party search firms or other advisors to identify and evaluate director nominee candidates;

•	annually review the Board committee structure and recommend to the Board for its approval directors to serve as members of each committee;

•	recommend to the Board a process to review the effectiveness of the Board and its members, and to oversee that review process;

•	develop and recommend to the Board a succession plan for the CEO role, and periodically to review that succession plan; and

•	make recommendations to the Board regarding governance matters, including, but not limited to, the Company’s certificate of incorporation, bylaws, and the charters of the Board’s other committees.

Prior to each annual meeting of stockholders, the Nominating and Corporate Governance Committee identifies nominees to serve on the Board by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. The Nominating and Corporate Governance Committee or the Board decides whether or not to nominate a member for re-election based on considerations, including, but not limited to, the value of continuity of service by existing members of the Board and the desired size and composition of the Board. The Nominating and Corporate Governance Committee may from time to time identify new nominees for the Board based on the desired skills and experience of a new nominee in light of the criteria described below. Current members of the Nominating and Corporate Governance Committee, the Board and management are polled for suggestions as to individuals meeting the desired criteria. Third party search firms or other advisors may also be retained to identify qualified individuals. In 2014, the Nominating and Corporate Governance Committee engaged Crist/Kolder Associates to assist it with its efforts to identify new candidates to serve on our Board. The search process culminated in the nomination and appointment of Ms. Olle and Mr. Srednicki to our Board in February 2014.

We do not have a formal diversity policy, but the Nominating and Corporate Governance Committee does consider a broad range of factors in evaluating prospective director nominees, including the following:

•	the appropriate size of the Board;

•	a candidate’s knowledge, skills and experience, including experience in business, finance, technology, credit, strategy, accounting or administration, in light of prevailing business conditions, the needs of the Company and the knowledge, skills and experience already possessed by other members of the Board;

•	whether a candidate is “independent,” as defined by NASDAQ Listing Rules and other applicable rules, and whether circumstances exist that may create the appearance of a conflict of interest;

•	a candidate’s familiarity with accounting rules and practices applicable to our business;

•	a candidate’s international business experience;

•	a candidate’s character, integrity and reputation for working constructively with others;

•	whether a candidate has sufficient time available to devote to the duties of a director of the Company;

•	the desire to assemble a Board that is strong in its collective knowledge and has a diversity of skills, viewpoints and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance;

•	the importance of maintaining productive working relationships among the Board members and between the Board and management for the benefit of all stockholders; and

•	recognition of both the considerable benefit of continuity and the fresh perspective provided by the periodic introduction of new members and retirement of current members.

The Nominating and Corporate Governance Committee assesses the effectiveness of its efforts when it evaluates the Board’s composition as a part of the annual nomination process.

The Nominating and Corporate Governance Committee will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Section 3.14 of our Bylaws. The Committee will consider each candidate equally based on the factors listed above, regardless of whether the candidate is recommended by a stockholder for election to our Board or is recommended by a member of the Board or a third party search firm. The procedures for stockholder nominated director candidates provide that a notice relating to the nomination in connection with an annual meeting must be timely given in writing to: Encore Capital Group, Inc., Attention: Corporate Secretary, 3111 Camino Del Rio North, Suite 103, San Diego, CA 92108. To be timely, the notice must be delivered within the time period described in the “Stockholder Proposals and Nominations” section of this proxy statement. Such notice must be accompanied by the nominee’s written consent to serve if elected, must contain information relating to the business experience and background of the nominee and provide information with respect to the nominating stockholder and persons acting in concert with the nominating stockholder and otherwise comply with the requirements outlined in our Bylaws.

Other Corporate Governance Matters

Director Independence.  The Board has determined that all members of the Board other than Mr. Vecchione are “independent directors” within the meaning of NASDAQ listing standards. During its independence review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries, affiliates and significant stockholders. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. The Board has determined that each member of the Board’s Audit, Compensation and Nominating and Corporate Governance Committees is independent (or similarly designated) based on the Board’s application of the standards of NASDAQ, the Securities and Exchange Commission (the “SEC”) or the Internal Revenue Service (the “IRS”), as appropriate for such committee membership.

Audit Committee Financial Expert.  The Board has determined that each of the members of the Audit Committee who will stand for re-election at the 2015 annual meeting (Mr. Monaco and Ms. Olle) qualifies as an “audit committee financial expert,” as defined in SEC regulations, and also possesses the financial sophistication and requisite experience as required under NASDAQ Listing Rules.

Board Leadership Structure.  The Board evaluates its leadership structure on an ongoing basis according to what the Board considers to be best for the Company at any given point in time. Currently, we separate the roles of non-executive Chairman and CEO. The Board believes that having a separate non-executive Chairman and CEO provides an effective leadership model for the Company at this time and provides the benefit of the distinct abilities and experience of both the non-executive Chairman and CEO.

Our non-executive Chairman, Willem Mesdag, provides overall leadership to the Board in its oversight function. Our CEO, Kenneth A. Vecchione, is responsible for setting the strategic direction for the Company and the day-to-day leadership and overall operating performance of the Company. We believe the separation of offices ensures the independence of the Board and allows Mr. Mesdag to focus on managing Board matters and Mr. Vecchione to focus on managing our business. Having the CEO serve on our Board ensures that the Board contains the individual most familiar with the Company’s business and industry and promotes open communication between management and our directors. The CEO provides advice and recommendations to the full Board for the Board’s consideration. The Board’s role in the risk oversight process has no effect on its leadership structure.

Code of Ethics.  The Board has adopted a code of ethics entitled the “Standards of Business Conduct” applicable to our directors and all employees and officers of the Company, including our principal executive officer, principal accounting officer and principal financial officer. A copy of the Standards of Business Conduct is available on our website at www.encorecapital.com. Click on “Investors,” then “Corporate Governance” and then “Standards of Business Conduct.” We may post amendments to or waivers of the provisions of the Standards of Business Conduct, if any, made with respect to any of our directors and executive officers on that website, unless otherwise required by NASDAQ Listing Rules to disclose any waiver in a Current Report on Form 8-K. Please note that the information contained on our website is not incorporated by reference in, or considered to be a part of, this proxy statement.

Risk Oversight.  Our Board is actively involved in oversight and review of the Company’s risk management efforts, either directly or through its standing committees, primarily the Risk and Information Security Committee. Assessing and managing risk and communicating risks to the Board is the responsibility of the Company’s Chief Risk Officer. In 2010, the Company’s management implemented an Enterprise Risk Management (“ERM”) program, led by certain officers of the Company, including Paul Grinberg, in his capacity as our Chief Financial Officer (“CFO”) at the time, with oversight from the Board. The ERM program was established to identify and evaluate key business risks within the financial, operational, regulatory and strategic areas of the Company and to develop risk monitoring processes and response strategies to transfer, avoid, reduce or accept individual risks as appropriate. Additionally, the ERM program assists management in determining appropriate risk tolerance levels that balance risk mitigation with opportunities to create stockholder value. In 2011, the Company created a dedicated Chief Risk Officer role, reporting administratively to Gregory L. Call, our Senior Vice President, General Counsel and Corporate Secretary, with direct reporting to a standing Board committee. The Chief Risk Officer administers the ERM program and provides regular reports to the Board and relevant standing Board committees regarding the ERM program’s risk identification, management and mitigation strategy recommendations. In 2014, the Company also created a dedicated Chief Compliance Officer role, also reporting administratively to Mr. Call, and also with direct reporting to a standing Board committee. The Chief Compliance Officer administers the Company’s Compliance Management System, with emphasis on U.S. consumer protection laws and requirements.

While the Board has retained the responsibility for general oversight of risks and of our ERM program, the Board’s standing committees support the Board by regularly addressing various risks in their respective areas of oversight. In 2014, the Board created two new standing committees, the Risk and Information Security Committee and the Consumer Experience and Compliance Committee, and reallocated responsibilities among the new committees and the Audit Committee, to provide increased capacity to oversee the Company’s efforts to actively manage both risk and compliance matters. The Risk and Information Security Committee assists the Board in fulfilling its oversight responsibilities by overseeing and reviewing the Company’s risk governance structure, including the ERM program, and also internal controls to protect Company information and proprietary assets. The Chief Risk Officer reports to the Risk and Information Security Committee, which assesses the performance of the Chief Risk Officer. The Consumer Experience and Compliance Committee primarily oversees the Company’s compliance policies and practices, as embodied in the Company’s CMS and ensures an appropriate consumer experience as envisioned in the Company’s Consumer Bill of Rights. The Chief Compliance Officer reports to the Consumer Experience and Compliance Committee, which assesses the performance of the Chief Compliance Officer. The Audit Committee primarily oversees those risks that may directly or indirectly affect our financial statements, including the areas of financial reporting, internal controls and compliance with public reporting requirements. In addition, the Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks arising from employee compensation policies and practices. Each standing committee routinely provides reports to the full Board at regular meetings concerning the activities of the committee and actions taken by the committee since the last regular meeting. Additionally, each Board committee is composed of all independent directors, with the exception of the Consumer Experience and Compliance Committee, which also includes Mr. Vecchione as an ex officio member, and all directors are actively involved in the risk oversight function.

Communications with Directors.  We have not adopted a formal process for stockholder communications with the Board. Given our size, the Board does not deem it necessary to formally adopt a written policy regarding stockholder communications. Stockholders, however, can contact the Board or an individual director by writing to: Board of Directors, Encore Capital Group, Inc., 3111 Camino Del Rio North, Suite 103, San Diego, CA 92108, Attention: Corporate Secretary. Absent unusual circumstances or as contemplated by committee charters, communications received in writing are distributed to members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

Outside Advisors.  The Compensation Committee has engaged Vedder Price to assist it in carrying out the Company’s executive compensation programs. The Compensation Committee has assessed the independence of Vedder Price pursuant to SEC rules and determined that Vedder Price is independent and its work for the Compensation Committee does not raise any conflict of interest. In addition, the Nominating and Corporate Governance Committee engaged Crist/Kolder Associates to assist it with its efforts to identify new candidates to serve on our Board. The search process culminated in the nomination and appointment of Ms. Olle and Mr. Srednicki to our Board in February 2014, and Mr. Monaco in August 2014.

Executive Sessions of Independent Directors.  Independent Board members meet without management present following regularly scheduled Board meetings or at any other time deemed appropriate by the Board.

Policy Regarding Directors’ Attendance at Annual Meetings.  We encourage directors to attend our annual meeting, but we do not have a policy that requires the attendance of all directors at our annual meeting. Each of our current directors who was a director at the time attended the 2014 annual meeting.

Majority Voting Policy.  The Company has adopted a Majority Voting Policy, which states that in an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “withheld” from election than votes “for” such election shall promptly tender a resignation to the Board for consideration.

The Nominating and Corporate Governance Committee shall promptly consider the resignation offer and recommend to the Board action with respect to the tendered resignation, which may include (i) accepting the resignation, (ii) maintaining the director but addressing the underlying cause of the “withheld” votes, (iii) determining not to renominate the director in the future, (iv) rejecting the resignation or (v) any other action the Nominating and Corporate Governance Committee deems to be appropriate and in the best interests of the Company. In considering what action to recommend with respect to the tendered resignation, the Nominating and Corporate Governance Committee will take into account all factors deemed relevant, including without limitation, any stated reasons why stockholders “withheld” votes for election from such director, the length of service and qualifications of the director whose resignation has been tendered, the overall composition of the Board, the director’s contributions to the Company, the mix of skills and backgrounds of the directors and whether accepting the tendered resignation would cause the Company to fail to meet any applicable requirements of the SEC or the NASDAQ Stock Market.

The Board will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following certification of the stockholder vote.

Following the Board’s decision on the Nominating and Corporate Governance Committee’s recommendation, the Company will promptly disclose the Board’s decision with respect to the tendered resignation and will provide a description of the process by which the decision was reached in a Current Report on Form 8-K filed with the SEC.

Except in certain special circumstances, any director who tenders a resignation pursuant to this provision shall not participate in the Nominating and Corporate Governance Committee review and recommendation process or the Board’s consideration regarding the action to be taken with respect to the tendered resignation.

To the extent that one or more directors’ resignations are accepted by the Board, the Nominating and Corporate Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

ELECTION OF DIRECTORS

(PROPOSAL NO.  1)

General

Our Board currently consists of eight members, each with a term expiring at the 2015 annual meeting. The Nominating and Corporate Governance Committee of the Board has recommended, and the Board has nominated, the following seven incumbent directors for election at the 2015 annual meeting: Kenneth A. Vecchione, Willem Mesdag, Michael P. Monaco, Laura Newman Olle, Francis E. Quinlan, Norman R. Sorensen and Richard J. Srednicki. J. Christopher Teets will not stand for re-election as a director at the 2015 annual meeting.

In the event that any nominee named below is unable or declines to serve as a director, the Board may change the number of seats on the Board or may designate an alternate nominee to fill the vacancy. If a substitute nominee is named, the proxy holders will vote the proxies held by them for the election of such person, unless contrary instructions are given. We are not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director continues until the next annual meeting of stockholders or until his or her successor has been elected and qualified.

Required Vote

Subject to the Majority Voting Policy described above, if a quorum is present and voting, the seven nominees receiving the highest number of votes will be elected to the Board.

The Board of Directors recommends a vote FOR election of each of the director nominees.

Director Nominees

Set forth below is certain biographical information about each of our nominees to the Board.

Name	Age	Position(s)
Kenneth A. Vecchione	60	President, Chief Executive Officer and Director
Willem Mesdag	61	Non-Executive Chairman and Director
Michael P. Monaco	67	Director
Laura Newman Olle	62	Director
Francis E. Quinlan	66	Director
Norman R. Sorensen	69	Director
Richard J. Srednicki	67	Director

KENNETH A. VECCHIONE. Mr. Vecchione has served as a director and our President since April 2013 and our Chief Executive Officer since May 2013. Prior to joining the Company, Mr. Vecchione served as the President and Chief Operating Officer of Western Alliance Bancorp, a publicly traded bank holding company, from April 2010 to April 2013. Mr. Vecchione served as the Chief Financial Officer of Apollo Global Management, L.P., a private equity firm, from November 2007 to March 2010. He also served as Vice Chairman and Chief Financial Officer of MBNA Corporation and as Chief Financial Officer at AT&T Universal Card, First Data Corp Merchant Group and Citicorp Credit Card Services. He also serves as director of Cabot Credit Management Limited (“Cabot”), the Company’s U.K.-based subsidiary. Mr. Vecchione has served as a director of Western Alliance Bancorp. since October 2007 and as chairman of Western Alliance Bank, its wholly-owned subsidiary, since January 1, 2014. Mr. Vecchione also serves as a director of International Securities Exchange and was a director of the Federal Home Loan Bank of San Francisco. Mr. Vecchione is a graduate of SUNY at Albany. Mr. Vecchione’s qualifications to serve on the Board include his extensive experience in the financial services industry and service on other financial industry boards, and his strong background in executive leadership and strategic planning.

WILLEM MESDAG. Mr. Mesdag has served as a director since May 2007. He is the Managing Partner of Red Mountain Capital Partners LLC, an investment management firm. Prior to founding Red Mountain, he was an investment banker at Goldman, Sachs & Co. and a securities lawyer at Ballard, Spahr, Andrews & Ingersoll. He joined Goldman Sachs in 1981 and was made a General Partner in 1990. Mr. Mesdag holds a bachelor’s degree from Northwestern University and a J.D. from Cornell Law School. He serves as a director of Nature’s Sunshine Products, Inc. and Destination XL Group, Inc., both of which are public companies. He also serves as a director of Cabot, the Company’s U.K.-based subsidiary, and Davis Petroleum Acquisition Corp., a private company. He previously served on the boards of Cost Plus, Inc., 3i Group plc and Skandia Group AB, all of which were public companies. Mr. Mesdag’s qualifications to serve on the Board include his public and private company board service as well as his career as an investment banker and securities lawyer, through which he has extensive experience providing strategic and financial advisory services to complex organizations in the consumer credit and financial services industry with significant international operations.

MICHAEL P. MONACO. Mr. Monaco has served as a director since August 2014. He has served as the Senior Managing Director at CDG Group, LLC, a New York-based firm specializing in restructurings, mergers and acquisitions and crisis and turnaround management, since 2002. He previously served as Chairman and Chief Executive Officer of Accelerator, LLC, a provider of outsource services, from 2000 to 2002. He served as a Vice Chairman of Cendant Corporation from 1996 to 2000. In addition, Mr. Monaco served as the Executive Vice President and Chief Financial Officer of the American Express Company from 1990 to 1996. He currently serves as a director of the International Securities Exchange, which operates a leading options exchange in the United States, and iPayment, Inc., a leader in the payment processing industry. Mr. Monaco previously served as a director of I.D. Systems, Inc., a publicly traded producer of wireless asset management systems for high-value enterprise assets such as forklifts and airport ground support equipment, rental vehicles, and transportation assets, from 2002 to June 2014. Mr. Monaco is also a Certified Public Accountant. His additional qualifications to serve on the Board include experience in public company accounting, risk management, disclosure, and financial system management, leadership experience in the financial services industry, and service as a public company director.

LAURA NEWMAN OLLE. Ms. Olle has served as a director since February 2014. Ms. Olle retired from Capital One Financial Corporation, a publicly traded bank holding company specializing in credit cards, home loans, auto loans, banking and savings products, in 2007, where she served as chief enterprise risk officer. She joined Capital One in 1999 as senior vice president of Information Technology Systems Development. Prior to Capital One, Ms. Olle served as senior vice president of Information Systems and Services at Freddie Mac. She has also previously held key information technology positions at the Marriott Corporation and worked as a management consultant at Arthur Young and Company. Ms. Olle is a former Certified Public Accountant. Ms. Olle’s qualifications to serve on the Board include broad experience developing and overseeing enterprise risk management, interacting with regulatory authorities and information technology programs at complex financial institutions.

FRANCIS E. QUINLAN. Brigadier General Francis E. Quinlan, United States Marine Corps Reserve (Ret.) has served as a director since September 2011. General Quinlan has practiced law for nearly thirty years, most recently at Newmeyer & Dillion LLP since May 2011. Before entering the practice of law he was an agent with the Federal Bureau of Investigation. As a reserve officer he performed active duty in command positions at the Squadron, Air Group, Air Wing, Marine Expeditionary Force and Joint Force levels of the United States Marine Corps. He has served for 12 years as a board director and chairman of the audit committee of Irvine Company LLC; was founding audit committee chairman and former member of the Board of Directors of the California State Compensation Insurance Fund; and is the chairman of the audit committees of Santa Fe Trust, Inc. and its sister company, Independent Trust Company of America, LLC. Prior to joining the Board he served on the audit committee of Convoke Systems, Inc., an entity that provides software services to the debt buying industry. He is Emeritus General Counsel and former audit committee chairman of the Marine Corps University Foundation, Inc. Board of Trustees. Mr. Quinlan holds a Master of Laws in Taxation, has represented major financial institutions in matters ranging from governance and compliance to cyber security and has conducted and directed complex financial, tax, Foreign Corrupt Practices Act, internal fraud and national security investigations in his civilian and military careers. His additional qualifications to serve on the Board include financial forensic accounting training with the Federal Bureau of Investigation, completion of information operations, cyber security and inter-agency professional schools at the national level and corporate network security programs involving multi-national enterprises.

NORMAN R. SORENSEN. Mr. Sorensen has served as a director since December 2011. Mr. Sorensen is the former Chairman of the International Insurance Society. Previously, he was Chairman of the International Advisory Council of Principal Financial Group. He was Chairman of Principal International, serving from 2011 to 2012, and President and CEO of International Asset Management and Accumulation of the Principal Financial Group, serving from 2001 to 2011. He has served as Executive Vice President of both Principal Financial Group, Inc. and Principal Life Insurance Company since 2007, as well as held a number of other senior management positions since 1998. Mr. Sorensen served as a senior executive of American International Group, Inc. (insurance services) from 1989 to 1997. He is also a former Chairman of DE Master Blenders and currently serves as a Senior Advisor to Deloitte, LLP and a Senior Advisor to Prudential PLC. Mr. Sorensen serves on the board of Insperity, Inc., a public company. Mr. Sorensen’s qualifications to serve on the Board include his experience as an executive officer of an international financial services and asset management company, with responsibility over international operations and oversight over asset management and financial services functions and multiple divisional chief financial officers. He has also served as an executive officer of several publicly traded companies.

RICHARD J. SREDNICKI. Mr. Srednicki has served as a director since February 2014. Mr. Srednicki retired from JPMorgan Chase & Co., a publicly traded multinational banking and financial services holding company, in 2007 following seven years as chief executive officer of Chase Card Services and a member of the JPMorgan Chase Operating and Executive Committees. Prior to Chase Card Services, he was president of the Home Services Division at Sears Roebuck & Co., president of AT&T Universal Card Services, general manager of Citibank Germany, general manager of Citibank Card Services USA and a senior product manager at Colgate Palmolive Company. Until recently, he was a board member of Alliance Bank of Arizona and the Affinion Group, Inc. Mr. Srednicki’s qualifications to serve on the Board include his substantial experience in the financial services industry with other highly regulated companies and service on other financial industry boards.

EXECUTIVE OFFICERS

Set forth below is certain biographical information about each of our executive officers. Executive officers are appointed by the Board and serve at the discretion of the Board.

Name	Age	Position(s)
Kenneth A. Vecchione	60	President, Chief Executive Officer and Director
Jonathan C. Clark	56	Executive Vice President, Chief Financial Officer and Treasurer
Paul Grinberg	54	Group Executive, International and Corporate Development
Ashish Masih	49	Executive Vice President, U.S. Debt Purchasing and Operations
Gregory L. Call	48	Senior Vice President, General Counsel and Corporate Secretary

KENNETH A. VECCHIONE. For biographical information on Mr. Vecchione, see Election of Directors (Proposal No. 1) above.

JONATHAN C. CLARK. Mr. Clark has served as our Executive Vice President, Chief Financial Officer and Treasurer since February 26, 2015. Mr. Clark served as Chief Financial Officer of Midland Credit Management, Inc., the Company’s domestic operating subsidiary, since October 2014. Prior to that, Mr. Clark’s most recent role was Executive Vice President and Chief Financial Officer of SLM Corporation, a publicly traded company more commonly known as Sallie Mae, where he served in such capacity from January 2011 until March 2013. Sallie Mae’s primary business was to originate, service, and collect on student loans. He previously served in various other executive capacities at Sallie Mae beginning in 2008. Prior to joining Sallie Mae, Mr. Clark served in various capacities, most recently as Managing Director, at Credit Suisse Securities (USA) LLC, an investment bank, from 2000 to 2007 after having served in various executive roles at Prudential Securities, The First Boston Corporation, and a variety of other companies during his career. Mr. Clark received his bachelor’s degree in economics from the University of Virginia in 1981 and his MBA from the Harvard Business School in 1985.

PAUL GRINBERG. Mr. Grinberg was appointed Group Executive, International and Corporate Development on February 26, 2015. He previously was our Executive Vice President, Chief Financial Officer and Treasurer since May 2005, and he served as Secretary from June 2008 until January 2010. From September 2004 until May 2005, he served as our Senior Vice President of Finance. From May 2003 until joining the Company, Mr. Grinberg was the founder and President of Brio Consulting Group, a company that helped venture and private equity backed companies with financial strategy, M&A and related services. From May 2000 until April 2003, Mr. Grinberg served as Chief Financial Officer of Stellcom, Inc., a systems integration firm focused on providing mobile and wireless engineering solutions to Fortune 1000 companies. From February 1997 until April 2000, Mr. Grinberg served as Executive Vice President and Chief Financial Officer of TeleSpectrum Worldwide, Inc., a publicly traded company that provided outsourced call center solutions to Fortune 500 companies. From September 1983 until January 1997, Mr. Grinberg was employed at Deloitte &Touche LLP, where he served in several capacities, the most recent of which was as a partner in the firm’s Merger and Acquisition Services Group. Mr. Grinberg also serves as a director, Chairman of the audit committee, Chairman of the compensation committee and member of the nominating committee of Bank of Internet USA, an FDIC insured branchless bank. Mr. Grinberg received his bachelor’s degree in accounting from Yeshiva University in 1983 and his MBA from Columbia University in 1989, and he is a Certified Public Accountant.

ASHISH MASIH. Mr. Masih has served as our Executive Vice President, U.S. Debt Purchasing and Operations since February 2014. He is responsible for internal call center operations, decision science and analytics, legal collections, marketing, and operations involving our Asset Acceptance subsidiary. Previously, he served as Senior Vice President, Legal Collections Operations from 2010 until February 2014. Mr. Masih joined the Company in 2009, serving as Senior Vice President, Corporate Development. From 2001 until joining the Company, Mr. Masih was employed at Capital One Financial Corporation where he held senior roles in the Collections & Recoveries functions in the credit card business and was also chief financial officer and head of analytics for a business unit of Capital One. Prior to joining Capital One, Mr. Masih was an Associate Principal at McKinsey & Company and a Manager at KPMG Consulting. Mr. Masih earned an MBA from The Wharton School of the University of Pennsylvania, a Master of Science in Manufacturing Systems Engineering from Lehigh University and a bachelor’s degree in Mechanical Engineering from the Indian Institute of Technology, New Delhi, India.

GREGORY L. CALL. Mr. Call has served as our Senior Vice President, General Counsel and Corporate Secretary since September 2011. He is responsible for overseeing the Company’s legal department, the enterprise risk management and compliance functions, and the team of legal professionals supporting the Company’s internal legal collections channel. Mr. Call joined the Company in January 2010, serving as Vice President, Legal and Business Affairs. From 1999 until 2008, Mr. Call held various positions, culminating as Vice President, General Counsel, of Gateway, Inc., the computer maker and holder of one of America’s strongest consumer brands. From 1999 until joining the Company, Mr. Call was a shareholder of New Hope Legal Center, Inc. From 1994 until 1999, Mr. Call was an associate at the law firm Milbank, Tweed, Hadley & McCoy LLP, a leading international law firm, where his practice focused on complex commercial litigation and dispute resolution. Mr. Call received his bachelor’s degree in English from Brigham Young University in 1991 and his JD, with honors, from the J. Reuben Clark Law School at Brigham Young University in 1994.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis, or “CD&A”, section explains our compensation philosophy, summarizes the material components of our compensation programs and reviews compensation decisions made by the Compensation Committee (the “Committee”). The Committee, comprised of only independent directors, makes all compensation decisions regarding the five executives identified as Named Executive Officers (“NEOs”) in the Summary Compensation Table.

In 2014, the Company’s NEOs include Jonathan C. Clark, who joined the company in October of 2014. Mr. Clark was appointed to the role of Executive Vice President, Chief Financial Officer and Treasurer of Encore Capital Group in February of 2015. Below are listed our five NEOs:

2014 Named Executive Officers
• Kenneth A. Vecchione, President and Chief Executive Officer
• Jonathan C. Clark, Executive Vice President, Chief Financial Officer, and Treasurer
• Paul Grinberg, Group Executive, International and Corporate Development
• Ashish Masih, Executive Vice President, U.S. Debt Purchasing Operations
• Gregory L. Call, Senior Vice President, General Counsel and Corporate Secretary

This CD&A addresses and provides the context behind the numerical and related information contained in the “2014 Summary Compensation Table” (on page 33 below) and related tables and includes all incentives related to 2014 performance that occurred after the end of our 2014 fiscal year.

Key Changes Made to Executive Compensation During 2014. The Committee acted to make executive compensation changes in 2014 in accordance with good pay governance and changing market practices. The Committee and the Company have made continual efforts to align executive compensation with stockholder interests. Highlighted below are some of the key actions and decisions with respect to our executive compensation programs for fiscal 2014 as approved by the Committee:

Key Changes Made to our Executive Compensation Programs in 2014
• Provided new separation agreements to executives under a new separation plan which provided standard separation terms and removed single trigger provisions
• Awarded a one-time equity retention grant with specific performance goals to our executives
• Terminated the split dollar agreement with Mr. Grinberg
• Reviewed our executive compensation philosophy to guide compensation-related activities for senior management

The Company’s Compensation Philosophy and Purpose

Through our compensation structure, we aim to attract, retain and reward our talent. We feel it is critical to create compensation programs that support our business objectives, create momentum, reward executive performance and enable our growth and success. We will position ourselves to provide total compensation that is market competitive. Since we aspire to achieve top quartile performance, when that performance is achieved, we structure our compensation programs to reward our executives by compensating them in the top quartile. Performance will lead compensation.

Ultimately, our compensation philosophy is generally focused on the following:

•	Pay for Performance and Experience. Base salaries are commensurate with the executive’s or key employee’s experience and expertise coupled with an assessment of: (i) the executive’s contribution to the Company; (ii) the responsibilities and experience of the executive; (iii) the terms of any applicable employment agreements; and (iv) the recommendations of management. Incentive compensation is likewise tied to performance and experience.

•	Market Comparison. The Compensation Committee, with the assistance of outside consultants and/or management, periodically reviews market compensation data and other relevant information regarding total direct compensation structures, giving appropriate weight to the data from our market competitors. Our compensation programs must be competitive in order to retain our executives.

•	Alignment with Stockholder Interests. We believe that basing a component of employee compensation on corporate results and performance aligns employee interests with stockholder interests. In general, the payment of our annual cash incentive compensation is dependent upon the achievement of targeted corporate operating measures as more specifically described below. In addition, a portion of our executive compensation consists of equity awards, including PSAs, RSAs, PSUs, RSUs (as defined below) and/or stock options, so that executives’ interests are further aligned with the interests of our stockholders.

•	Retention. We believe that our compensation program should be designed to attract and retain highly talented individuals critical to our success by providing competitive total compensation with significant retention features. Our equity awards are designed to retain our executives and other key employees, while also accomplishing our other compensation goals and objectives.

•	Severance. To provide sufficient assurances to our executives, the Compensation Committee approved severance arrangements and change of control agreements for each of our current executives, which provide for separation payments if the executive’s employment is terminated without cause, if the executive resigns for good reason or in the event of a change of control.

Elements of Compensation. The primary elements of executive compensation are base salary, annual cash incentive awards and long-term equity incentive awards. Taken together, we refer to these components as “total compensation.” Individual compensation packages and the mix of base salary, annual cash incentive awards, and long-term equity incentive awards for each executive vary depending upon the executive’s level of responsibilities, potential, performance and tenure with the Company. Each of the elements shown below is designed for a specific purpose, with the overall goal of achieving a high and sustainable level of Company and individual performance. The performance based portion of total compensation generally increases as an executive’s level of responsibility and performance increases.

In addition to benefits generally available to our salaried employees and limited perquisites, our executive compensation program consists of the following three elements:

Annual Fixed Compensation CEO & CFO-25% Other NEOs-28%	Annual Base Salary

•     Base salaries are evaluated periodically by the Compensation Committee and are based on each executive’s experience, responsibilities and contributions to the Company and individual performance.

•     Rewards individual performance and may vary with the Company’s performance.

Annual Total Variable Compensation CEO & CFO-75% Other NEOs-72%	Short-Term Incentive CEO & CFO-25% Other NEOs-25%

•     Executives are eligible to receive an annual cash bonus payable pursuant to our Key Contributor Plan (“KCP”) based on the Company’s achievement of performance targets established by the Compensation Committee at the beginning of each fiscal year.

•     Focuses executives appropriately on those short-term results that are closely tied to longer-term stockholder value creation.

•     Rewards achievement of the Company’s annual financial targets.

•     An executive has the opportunity to receive cash incentive above target based on achievement of performance metric.

	Annual Long-Term Incentive CEO & CFO-50% Other NEOs-47%	Time Based

•     Of the total annual equity grant 40% consists of restricted stock awards (“RSAs”) that vest in approximately equal installments over a three-year period.

•     Supports retention and provides a form of long-term incentive that is not variable.

•     Creates a link between compensation of executives and interests of stockholders with awards that derive value based on our stock price.

•     Vesting provisions and terms are consistent with promoting a long-term management perspective.

•     Awarded based on the assessment of individual performance and expected future contributions.

Performance Based

•     Of the total annual equity grant 60% consists of performance stock awards (“PSAs”) that vest over a three-year period based on the Company’s achievement against adjusted earnings per share targets established by the Compensation Committee early in each fiscal year.

•     Supports achievement of the Company’s long-term financial goals of sustained growth.

•     Vesting provisions and terms are consistent with providing a long-term management focus on financial performance.

•     An executive has the opportunity to receive equity vesting above or below target based on achievement of performance goals.

We believe that spreading compensation across three primary components — annual base salary, an annual short term cash incentive that is tied to financial performance, and long-term equity incentives that reward our executives based on financial performance and/or stock price performance — provides a desirable balance of fixed and at-risk compensation, balances short-term and long-term goals, aligns the interests of management and stockholders, and allows us to offer a compensation package that is competitive in the marketplace.

How We Make Compensation Decisions

Role of the Compensation Committee. During 2014, the Compensation Committee consisted of Norman Sorensen (Chair), Michael P. Monaco, Richard J. Srednicki, J. Christopher Teets and, prior to his resignation from the Board in June of 2014, H Ronald Weissman. The Compensation Committee’s primary activity occurs following the close of the fiscal year, when the Compensation Committee: (i) approves grants of PSAs, RSAs, PSUs, RSUs and/or stock options; (ii) determines whether performance targets have been satisfied for performance-based equity granted during previous fiscal years; (iii) approves total compensation levels for our executives for the current fiscal year, including any salary increases and cash bonus levels; and (iv) approves payments under the KCP and any other cash bonuses applicable to our executives for the fiscal year just concluded.

The Compensation Committee has the specific authority to hire outside advisors and consultants in its discretion at the expense of the Company. In 2014, the Compensation Committee engaged Vedder Price to assist it in carrying out the Company’s executive compensation programs. The Compensation Committee has assessed the independence of Vedder Price pursuant to SEC rules and determined that Vedder Price is independent and its work for the Compensation Committee does not raise any conflict of interest.

Role of Executives in the Compensation Setting Process. The Compensation Committee generally solicits management’s assistance in determining executive compensation as it deems appropriate. For 2014, the Compensation Committee determined salary levels, bonus and equity awards with assistance from the Company’s Human Resources department and its outside advisors for advice regarding the design and implementation of compensation plans, programs and practices. For 2014, representatives from the Human Resources department, as well as the Chief Executive Officer, often attended portions of Compensation Committee meetings to make presentations regarding, and to discuss management’s viewpoint of, various compensation issues.

“Say-on-Pay” Advisory Vote on Executive Compensation. At our 2014 annual meeting of stockholders, a non-binding, advisory vote was taken with respect to the compensation of the Company’s NEOs (commonly referred to as a “say-on-pay” vote). Approximately 98% of the votes cast were in favor of approval of our executive compensation program. We value this endorsement by our stockholders of our executive compensation program and policies, and the Compensation Committee continues to look for ways to enhance and refine our pay-for-performance-based executive compensation program.

The Compensation Committee considered the results of the 2014 advisory vote and also considered other factors in evaluating the Company’s executive compensation programs as discussed in this CD&A, including the advice of the Compensation Committee’s independent compensation consultant. While these factors affected the Compensation Committee’s decisions regarding NEO compensation, the Compensation Committee did not make any changes to the Company’s executive compensation program and policies explicitly as a result of the 2014 “say-on-pay” advisory vote.

The next “say-on-pay” advisory vote will occur at our 2015 annual meeting of stockholders.

2014 Performance and How It Affected 2014 NEO Compensation

The Company had outstanding performance in 2014, similar to its performance in 2013. Early in 2015, the Company paid annual cash bonuses to our NEOs based on the Company’s achievement of a 2014 Adjusted EBITDA metric against targets established by the Compensation Committee early in 2014, as further described below under the heading “Overview of 2014 Compensation – Annual Cash Incentive Bonus”. This Adjusted EBITDA metric, which differs from the Adjusted EBITDA metric regularly reported by the Company, increased 37.2% for 2014, from $218.2 million in 2013 to $299.3 million in 2014. Adjusted EBITDA in this case is defined as net income before interest, taxes, depreciation and amortization, stock-based compensation expenses, discontinued operations and other one-time charges. Adjusted EBITDA is a non-GAAP financial measure that should not be considered as an alternative to, or more meaningful than, net income as an indicator of the Company’s operating performance. Further, this non-GAAP financial measure, as presented by the Company, may not be comparable to similarly titled measures reported by other companies. The Company has provided a reconciliation of Adjusted EBITDA to reported net income under GAAP below (in thousands):

	2014	2013	2012
Net income	98,278	$73,740	$69,477
Interest expense	166,942	$73,269	$25,564
Provision for income taxes	52,725	$45,388	$51,754
Depreciation and amortization	27,949	$13,547	$5,840
Discontinued Operations	1,612	$1,740	$9,094
Other one-time adjustments	(48,250)	$10,506	($2,229)
Adjusted EBITDA	299,256	$218,190	$159,500

The Company also vested PSAs for our NEOs based on the Company’s achievement of a 2014 Adjusted EPS metric against targets established by the Compensation Committee in early 2014, pursuant to the annual equity-based compensation plan described below under the heading “Overview of 2014 Compensation – Long-Term Incentive Program”. Adjusted EPS in this case is defined as net income per share (which was $3.99 for 2014) excluding non-cash interest and issuance cost amortization relating to our convertible notes (increased earnings per share by $0.24 per share), acquisition and integration related expenses (increased earnings per share by $0.37 per share), and net effect of non-recurring tax adjustments (reduced earnings per share by $0.08 per share), all net of tax, and also excluding shares issuable upon the conversion of the Company’s convertible senior notes due 2017 that are included for accounting purposes but will not be issued due to certain hedge and warrant transactions (which equals an Adjusted EPS of $4.52 for 2014). Adjusted EPS is a non-GAAP financial measure that should not be considered as an alternative to, or more meaningful than EPS as an indicator of the Company’s operating performance.

Overview of 2014 Compensation

Our Compensation Philosophy and Purpose. The Compensation Committee is responsible for establishing and reviewing the performance and compensation of our NEOs and other executive officers. Incentive compensation arrangements are the cornerstone of the Compensation Committee’s executive compensation programs.

Base Salary. The first component of our NEO compensation package is base salary. Our philosophy is to pay base salaries that are commensurate with the NEO’s experience and expertise, taking into account competitive market data for NEOs with similar backgrounds, experience and expertise. The Compensation Committee annually reviews each NEO’s base salary.

With respect to its periodic review of salaries for our NEOs and other executives in 2014, the Compensation Committee considered general market salary data provided by Vedder Price, an assessment of corporate performance, as well as individual performance of each NEO. The following chart reflects the adjustments made during 2014. The effective date of the base pay increases for Messrs. Vecchione, Masih, and

Call was on March 1, 2014. The effective date of Mr. Grinberg’s increase was on January 1, 2014, and was based on a signed agreement rather than as part of the annual compensation planning cycle.

Name	2013 Annual Base Salary	2014 Annual Base Salary	Salary Increase %

Kenneth A. Vecchione	$825,000	$860,000	4.2%

Jonathan C. Clark	N/A	$500,000	N/A

Paul Grinberg	$437,750	$550,000	25.7%

Ashish Masih	$288,400	$340,000	17.9%

Gregory L. Call	$278,100	$300,000	7.9%

The Compensation Committee believed these increases were consistent with our compensation philosophy and market competitiveness.

Annual Cash Incentive Bonus. The second component of our NEO compensation package is an annual cash incentive bonus program under our Key Contributor Plan (“KCP”). Pursuant to the terms of the KCP, each NEO’s target bonus is a stated percentage of his base salary; however, our NEOs would not receive a bonus if threshold performance goals are not met. The Compensation Committee does have the authority not to award a bonus or to award a bonus that is less than the specified payout under the KCP and would exercise this authority to apply negative discretion if key performance measures were not met. Examples of such categories include financial or compliance measures. Actual bonuses paid to our NEOs under the KCP are based upon (i) achievement of our corporate performance against the pre-established, targeted operating measure described below and (ii) the Compensation Committee’s discretion to decrease the payout below the earned payout. The KCP applies more risk and reward to Vice President level roles and above. Vice Presidents, Senior Vice Presidents, and Executive Vice Presidents over or under performance attainment compared to the annual operating measure target is doubled, and the Chief Executive Officer and Chief Financial Officer over or under performance attainment is tripled. The 2014 KCP over performance payouts are illustrated for the NEOs on page 23. The Compensation Committee believes that variable bonus opportunities provide higher rewards or risk to drive the successful achievement of short-term critical business objectives.

Based on the Company’s annual strategic operational and financial objectives for 2014, a Company Adjusted EBITDA target of $240.0 million, 10.0% over actual Adjusted EBITDA achieved in 2013 of $218.19 million, was established as the appropriate operating measure by the Compensation Committee for determining bonus awards to our NEOs under the KCP. Adjusted EBITDA as calculated by us may be adjusted for unusual items at the Compensation Committee’s discretion. Actual Adjusted EBITDA for 2014 was $299.3 million, representing an increase of 37.2% over 2013 actual Adjusted EBITDA of $218.2 million. For 2014 bonus calculation, the Adjusted EBITDA of $299.3 million represented a 24.6% increase over the Adjusted EBITDA target of $240.0 million.

The chart below reflects the Adjusted EBITDA established target to receive 100% of the 2014 KCP bonus, as well as the actual Adjusted EBITDA achievement results:

2013 Actual Adjusted EBITDA Result	2014 Adjusted EBITDA Target	2014 Actual Adjusted EBITDA Result

$218.19 million	$240.01 million	$299.26 million

See “2014 Performance and How it Affected NEO Compensation” above for a description of the Adjusted EBITDA metric used to determine payouts under the KCP (which differs from the Adjusted EBITDA metric regularly reported by the Company) as well as a reconciliation of the foregoing Adjusted EBITDA numbers to GAAP net income.

The minimum KCP bonus percentage for each executive was 50% and the maximum bonus percentage for each executive was 200%.

The following chart reflects the annual cash incentive payments made to our NEOs based on both Company and individual performance:

Name	2014 KCP Bonus Target	2014 KCP Bonus Target %	2014 KCP Actual Bonus Received	% of KCP Bonus Target Received
Kenneth A. Vecchione	$860,000	100%	$1,497,002	174%

Jonathan C. Clark	$108,219	100%	$188,376	174%

Paul Grinberg	$550,000	100%	$957,385	174%

Ashish Masih	$340,000	100%	$507,892	149%

Gregory L. Call	$225,000	75%	$336,105	149%

Long-Term Incentive Program. The Compensation Committee implemented a long-term incentive program under the 2005 Stock Incentive Plan (the “2005 Plan”) with the intent of making annual grants of RSUs or RSAs and/or non-qualified stock options to executive officers and other eligible employees. Vesting of each award issued prior to January 1, 2012 accelerates upon death, disability or a change in control and vesting of each award issued on or following January 1, 2012 accelerates upon death, disability or certain terminations following a change in control. The 2005 Plan was replaced in 2013 by the 2013 Incentive Compensation Plan (the “2013 Plan”), which was approved by stockholders on June 5, 2013.

The aggregate value of annual equity awards granted to our executives and other employees is a discretionary amount determined by the Compensation Committee taking into account the dilutive effect to stockholders, market data, historic award data and availability of shares under the 2005 Plan and 2013 Plan. The pool is apportioned at the discretion of the Compensation Committee among our NEOs, officers and other employees taking into account individual performance (as evaluated by the CEO), the individual’s ability to drive Company results, leadership potential and retention. Equity awards for 2012 and prior were generally granted as a mix of stock options and time-based RSUs or RSAs at a 2:1 ratio. Equity awards for our NEOs in 2013 and 2014 were granted as a mix of performance-based PSAs and time-based RSAs, with 60% of the annual equity awards made in the form of PSAs and 40% in the form of RSAs. Stock options have an exercise price equal to the fair market value on the date of grant and stock options and time-based RSUs and RSAs generally vest equally over a three-year period.

Annual Equity-Based Compensation Incentives for 2014. The Company strives to make equity-based compensation grants for a particular year during the first quarter following the prior fiscal year end based on an assessment of the NEO’s performance for that prior fiscal year. The Compensation Committee made grants to our NEOs and other employees of PSAs, RSAs, PSUs and RSUs in March of 2014 (with eligible U.S.-based employees generally receiving PSAs and/or RSAs and eligible non-U.S.-based employees generally receiving PSUs and/or RSUs).

As in 2013, the Company used RSAs instead of RSUs to eliminate any application of IRC Section 409A. Equity awards for 2014 were granted as a mix of performance-based PSAs and time-based RSAs (or PSUs and time-based RSUs), with 60% of the annual equity awards made in the form of PSAs or PSUs and 40% in the form of RSAs or RSUs. The time-based RSAs granted to NEOs will vest in equal annual increments over a three-year period. In 2013, the Committee made PSA share grants, of which Tranche 1 vested in 2013, Tranche 2 vested in 2014 and Trance 3 will vest in 2015. In 2014, the Committee made PSA share grants, of which Tranche 1 vested in 2014, Tranche 2 will vest in 2015 and Tranche 3 will vest in 2016.

The PSAs and PSUs will vest based on the achievement of annual adjusted earnings per share (“Adjusted EPS”) targets established by the Compensation Committee for 2014, 2015 and 2016 and set forth in the terms of the award agreements. The PSAs and PSUs are subject to a 3-year cumulative Adjusted EPS target to provide a “catch-up” opportunity if the Adjusted EPS targets are not achieved in any year. If a certain “minimum” Adjusted EPS goal is achieved each year, then at least 50% of the PSAs and PSUs will vest, and if a certain “maximum” goal is achieved or exceeded each year, then 200% of the PSAs and PSUs will vest.

The chart below reflects the EPS established targets to receive 100% of the vested shares by grant year and tranche for the PSA grants made in 2013 and 2014, as well as the actual EPS achievement results:

2013 Grant Tranche 2 Adjusted EPS Target	2014 Grant Tranche 1 Adjusted EPS Target	2014 Actual Adjusted EPS Result

$3.81	$4.32	$4.52

See “2014 Performance and How it Affected NEO Compensation” above for a description of the Adjusted EPS metric used to determine payouts under PSAs as well as a reconciliation of the foregoing Adjusted EPS numbers to GAAP net income.

Because 2014 Adjusted EPS performance exceeded the maximum goal of $4.30 for Tranche 2 of the 2013 PSA share grants, shares for the tranche for each NEO vested at 200%. 2014 Adjusted EPS performance exceeded the target of $4.32 for Tranche 1 of the 2014 PSA shares grants, and accordingly, shares for the tranche for each NEO vested at 157% based on a calculation equal to the interpolated difference between $4.32 (the target goal) and $4.67 (the maximum goal).

The charts below reflect the number of shares vested in 2014 for each PSA grant based on Company performance to established Adjusted EPS targets:

Name	2013 Total PSA Shares Granted	Tranche 2 2013 PSA Grant Target	Tranche 2 2013 PSA Grant Actual Vesting

Kenneth A. Vecchione	27,175	9,058	18,116

Jonathan C. Clark	N/A	N/A	N/A

Paul Grinberg	14,395	4,798	9,596

Ashish Masih	8,299	2,766	5,532

Gregory L. Call	5,716	1,905	3,810

Name	2014 Total PSA Shares Granted	Tranche 1 2014 PSA Grant Target	Tranche 1 2014 PSA Grant Actual Vesting

Kenneth A. Vecchione	21,187	7,063	11,087

Jonathan C. Clark	N/A	N/A	N/A

Paul Grinberg	13,550	4,517	7,091

Ashish Masih	7,329	2,443	3,835

Gregory L. Call	5,543	1,848	2,901

Recommendations from the Committee and management were taken into account in determining the size of these equity awards. Management’s recommendations were based on an assessment of the performance of the NEOs during the fiscal year and an assessment of Company performance during the fiscal year and were generally made in accordance with historical equity-based compensation grant practices. The Compensation Committee generally takes management’s recommendations under advisement and makes its own independent determination based upon an assessment of the same factors.

One-time Retention Equity-Based Compensation Incentives for 2014. As a result of the current business environment, the Board of Directors approved the offering of a one-time retention equity grant to the senior executives (the “Retention Grants”), based on both the attainment of stock price targets and time vesting terms. The shares were granted in 2014, with stock price growth targets based on an annual 15% increase in stock price for 2015, 2016, and 2017 (or a stock price of $49.51, $56.93, and $65.47, respectively). Once each stock price target is achieved for 15 trading days in any 20 trading day period, the shares will vest in three equal tranches (one each in 2015, 2016 and 2017, based on the stock target for such year), subject to time vesting, which occurs on December 31, 2017, 2018 and 2019, for each respective tranche. If stock price targets are not achieved in 2015 or 2016, but achieved in 2017 there is the opportunity for all shares to vest once the final stock price target is achieved.

In the event of a change of control (as defined in the Separation Plan) the Retention Grants will performance vest to the extent the stock growth targets set forth above have been reached on the date of such change of control, but the time vesting component is not affected. In general, in the case of death, disability or termination without Cause or for Good Reason (both as defined in the Separation Plan) shares that have performance vested will fully vest and (in the case of death or disability only) those that have not performance vested will continue to vest and become fully vested on December 31, 2017, in part based on the number of months of employment during the performance period.

The chart below reflects the grant value and number of shares granted to each NEO:

Name	2014 One-time Retention Grant Value	Number of Shares

Kenneth A. Vecchione	$1,720,000	40,000

Jonathan C. Clark	$1,000,000	23,255

Paul Grinberg	$1,100,000	25,581

Ashish Masih	$1,020,000	23,721

Gregory L. Call	$750,000	17,441

Change in Control and Employment/Separation Plan Arrangements: We do not have formal employment agreements with our NEOs; however, we provided an employment offer letter to Mr. Vecchione and have entered into severance arrangements with Mr. Grinberg. In addition, Messrs. Clark, Masih and Call are participants in an Executive Separation Plan adopted by the Company in 2014. Our equity compensation arrangements also provide for accelerated vesting in certain instances. As of December 31, 2014, the terms and conditions relating to our employment termination arrangements (whether or not in connection with a change in control) were as follows, except that the Retention Grants vest as described in the last bullet point below:

•	Mr. Vecchione’s unvested equity compensation grants will vest on death or a termination due to disability. Under Mr. Vecchione’s employment offer letter, if he is terminated by the Company without Cause (which is defined in the employment offer letter) or he terminates his employment for Good Reason (which is also defined in the employment offer letter), he will receive two years of continued base salary, plus 200% of the average of his prior years bonus payments, plus a prorated target bonus for the year of termination, plus two years of continued health benefits. In addition, all of his unvested equity awards will fully vest. Mr. Vecchione’s employment offer letter provides that if any payment or benefit that he receives pursuant to a change in control of the Company or otherwise would be subject to the excise tax under Internal Revenue Code (“IRC”) Section 4999, then such payment will be reduced so that either (i) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax or (ii) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax (all computed at the highest applicable marginal rate), results in his receipt, on an after-tax basis, of the greater amount of the payment.

•	Mr. Grinberg’s unvested equity compensation grants will vest on death or a termination due to disability. In addition, his unvested equity will vest only if he is terminated following a change in control. Under Mr. Grinberg’s severance arrangements, if he were terminated by the Company without Cause (which is defined in the severance arrangements) or he terminated his employment for Good Reason (which is also defined in the severance arrangements), he would receive 18 months of continued base salary, plus 100% of his target bonus, plus a prorated target bonus for the year of termination, plus 18 months of continued health benefits. In addition, his severance arrangements provide that if any payment or benefit that he receives pursuant to a change in control of the Company or otherwise would be subject to the excise tax under IRC Section 4999, then such payment will be reduced so that either (i) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax or (ii) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax (all computed at the highest applicable marginal rate), results in his receipt, on an after-tax basis, of the greater amount of the payment.

•	Under the Executive Separation Plan (the “Separation Plan”), the unvested equity compensation grants of Messrs. Clark, Masih and Call will vest on death or a termination due to disability. Each of their agreements provides that if the executive is terminated without Cause or for Good Reason (both as defined in the Separation Plan), then the terminated executive would receive (i) two times his base salary (in the case of Mr. Clark) or 1.5 times his base salary (in the case of Mr. Masih or Mr. Call), plus, (ii) a pro rata bonus based on the number of months worked in the year of termination plus, (iii) two years of continued health benefits (in the case of Mr. Clark) and 18 months of continued health benefits (in the case of Mr. Masih or Mr. Call). In addition, the unvested equity awards of each terminated executive would continue to vest for 12 months after the date of termination of employment. If the employment of one of Messrs. Clark, Masih, or Call were terminated in connection with a change of control of the Company, each terminated executive would receive (i) two times his base salary plus, (ii) 100% of his target bonus plus, (iii) a prorated target bonus for the year of termination plus, and (iv) continuation of health benefits for 24 months. In addition, all equity awards would immediately vest at targeted levels.

•	The vesting of the Retention Grants will occur as described under “One-time Retention Equity-Based Compensation Incentives for 2014” above.

NEO Compensation and Employment Arrangements for 2014 and 2015

In 2014, we made the following changes regarding our NEO compensation and employment arrangements:

•	Base salaries were increased as shown in the chart under the heading “Overview of 2014 Compensation—Base Salary” on page 21.

•	On February 24, 2014, the Company entered into certain arrangements with Mr. Grinberg, in order to ensure continuity of service. Specifically, the Company and Mr. Grinberg entered into a letter agreement setting forth certain changes to Mr. Grinberg’s compensation. Under the letter agreement, Mr. Grinberg will be eligible for an annualized base salary of $550,000, effective January 1, 2014. Mr. Grinberg’s annual target cash bonus will remain at 100% of his base salary, and his annual cash bonus with respect to 2013 was calculated based on a target of $500,000. He will remain eligible for annual long-term compensation awards. In addition, the letter agreement provides Mr. Grinberg a special restricted stock award with a grant-date fair market value equal to $1,100,000. The restricted stock will cliff vest on December 31, 2016, provided that if the Company terminates Mr. Grinberg’s employment without “Cause” or if Mr. Grinberg terminates his employment for “Good Reason” (as such terms are defined in the restricted stock agreement) prior to December 31, 2016, the shares will vest 100% on the date of Mr. Grinberg’s termination of employment. The Letter Agreement further provides that if the Company terminates Mr. Grinberg’s employment without “Cause” (as defined in his equity award agreements), any equity awards that would have vested in the 18-month period following termination of Mr. Grinberg’s employment will accelerate and vest on the date of Mr. Grinberg’s termination of employment. Mr. Grinberg will continue to receive a monthly allowance for commuting expenses of $8,500. The letter agreement also amends the definition of “Good Reason” under the letter agreement dated as of March 11, 2009, and amended on January 9, 2013, so that any resignation by Mr. Grinberg from the Company on or after December 31, 2016 will constitute Good Reason, so long as he provides the Company with 90 days prior written notice of such resignation.

•	The Company eliminated the split dollar insurance policy it provided to Mr. Grinberg. Mr. Grinberg had the option to purchase the policy which he declined to exercise.

NEO Compensation and Employment Changes for 2015

In 2015, we made the following changes regarding our NEO compensation and employment arrangements:

•	All of the NEOs as well as all our Vice President level employees and above have elected to forgo annual merit increases to their base salaries for 2015 as part of an overall effort to keep expenses low.

•	Mr. Vecchione’s KCP bonus target percentage was increased from 100% to 110.5% of his base salary.

•	Mr. Call’s long term incentive target was increased to 175% of his base salary.

•	No other compensation changes have been made for 2015 for the other three NEOs.

Severance Arrangements. Our NEOs each have severance arrangements, which are discussed below in the “Potential Payments Upon a Termination or Change in Control” section. Provisions included under individual severance arrangements or under the Separation Plan are designed to compensate the executives for playing a significant role in managing our affairs and are intended to provide an important “safety net” that allows these executives to focus on our business and pursue the course of action that is in the best interests of our stockholders by alleviating some concerns regarding their personal financial well-being in the event of a termination or change-in-control transaction. We believe that the provisions of our severance arrangements with the NEOs are consistent with the principal objectives of our compensation programs. We believe that the compensation elements that would be triggered upon termination are consistent with the market in which we operate and at appropriate levels when viewed in relation to the benefits the executives provide us and our stockholders and the overall value of the Company. The executives are subject to certain restrictions in exchange for receiving the financial and other benefits under their agreements, as described in more detail in the “Potential Payments Upon a Termination or Change in Control” section. We believe imposition of these restrictions serves our best interests and the best interests of our stockholders.

Other Benefits and Programs. Our NEOs are eligible to participate in benefit programs designed for all of our full-time employees during the period of their employment. These programs include a tax qualified 401(k) savings plan and medical, dental, disability and life insurance programs and a matching gift program. We also offer an executive health screening program whereby our executives may obtain a comprehensive physical examination, currently valued at approximately $3,000, once every two years.

Perquisites. In 2014, Mr. Vecchione received a housing allowance of $60,000 and Mr. Grinberg received an annual reimbursement of commuting expenses in the amount of $102,000.

Tax Considerations

Compliance with Internal Revenue Code Section 162(m). IRC Section 162(m) generally provides that public companies cannot deduct non-performance based compensation paid to the Company’s NEOs, excluding the CFO, in excess of $1 million per year. To the extent feasible, we take IRC Section 162(m) requirements for deductibility into account when structuring executive compensation, and performance awards granted to the applicable NEOs are intended to qualify for the performance-based exception. However, the Compensation Committee believes that the Company must be able to attract, retain and reward the executive leadership necessary to execute our business strategy. Therefore, the Compensation Committee may authorize compensation that may not be deductible if it believes this is in the best interests of the Company and our stockholders.

Other Matters Relating to Executive Compensation

Speculative and Hedging Transactions. We have a comprehensive insider trading policy that, among other things, provides that our employees, officers, directors and key consultants shall not engage in speculative transactions such as short sales, or the purchase or sale of puts, calls or other derivatives of our securities. The purpose of this policy, among other things, is to assist our employees in avoiding potential conflicts of interest that could result in unwanted perceptions and negative impact on our stock price. The policy also prohibits the purchase of Company securities on margin and contains additional restrictions applicable to insiders, including our executive officers and directors.

Compensation Recovery Policy. The Compensation Committee in April 2013 adopted the Encore Capital Group, Inc. Compensation Recovery Policy under which the Compensation Committee may clawback incentive compensation erroneously paid, granted or awarded to a senior executive if it determines the senior executive has committed misconduct that causes demonstrably significant financial and reputational harm to the Company. If the Compensation Committee seeks recovery of incentive compensation erroneously paid to a senior executive, the Company will disclose this with specificity in a Form 8-K or other document filed with the SEC, so long as the underlying event has already been publicly disclosed in the Company’s filings with the SEC.

Stock Ownership Requirements. In December 2013, the Compensation Committee adopted equity ownership requirements to promote substantial equity ownership by the Company’s management and thereby further align their interests with the interests of our stockholders. Under these requirements, each executive is required to own equity equal to a multiple of the executive’s base salary, reflecting each executive’s role and level of responsibility at the Company. The chart below reflects the amount of stock each NEO was required to hold relative to his base salary and the amount actually held by each NEO, in each case, as of December 31, 2014 (based on the closing price of $44.40 per share for our common stock on December 31, 2014).

Name	Target Equity Ownership (multiple of base salary)	Target Equity Ownership	Actual Equity Ownership(1)

Kenneth A. Vecchione	400%	$3,440,000	$9,596,483

Jonathan C. Clark(2)	400%	$2,000,000	$1,032,522

Paul Grinberg	400%	$2,200,000	$11,019,825

Ashish Masih	350%	$1,190,000	$4,717,018

Gregory L. Call	300%	$900,000	$2,374,795

(1)	This amount includes both the vested and unvested equity of each NEO.
(2)	Under this policy, Mr. Clark has up to 5 years to reach his ownership target.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2014, the members of the Compensation Committee were Norman Sorensen (Chair), Michael P. Monaco, Richard J. Srednicki, J. Christopher Teets and, prior to his resignation from the Board in June of 2014, H Ronald Weissman. Mr. Teets is not standing for re-election to the Board. None of the Compensation Committee members had an interlocking relationship, as defined in the SEC rules, with our executive officers or with directors of another entity during the last fiscal year.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and its discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Richard J. Srednicki (Chair, appointed January 1, 2015)

Francis E. Quinlan (appointed January 1, 2015)

Norman R. Sorensen

RISKS RELATED TO COMPENSATION POLICIES AND PRACTICES

Following a risk assessment of the Company’s compensation policies and practices, the Company does not believe there are any risks from the Company’s compensation policies and practices applicable to its employees that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with excessive risk taking arising from our employee compensation policies and practices. The Compensation Committee continuously reviews our compensation policies and practices and believes that they are reasonable, align the interests of our employees with our stockholders and do not contain features that may encourage excessive risk taking by our executive officers. Additionally, we believe that our performance-focused executive compensation policies described in detail in our Compensation Discussion and Analysis discourage inappropriate or excessive risk taking by our executive officers for reasons including, but not limited to, the following:

•	Payment of incentive compensation to executive officers is dependent upon the combination of achievement of targeted corporate operating measures and individual performance. We believe our performance targets have been appropriately designed to mitigate risk and align the interests of our executive officers with stockholder interests.

•	A portion of our executive compensation consists of stock options, PSAs, RSAs, PSUs and RSUs, which creates a long-term performance focus for our executive officers and discourages excessive or inappropriate emphasis on short-term results.

•	The Company’s focus on ethics and strict adherence to its internal controls and procedures further mitigate inappropriate risk taking with respect to our compensation practices. We believe that we have the appropriate controls in place to effectively mitigate the risk that our executives would act inappropriately to manipulate incentive compensation payouts or receive payouts without regard to performance.

•	As of April 2013, the Company adopted the Encore Capital Group, Inc. Compensation Recovery Policy under which the Compensation Committee may clawback incentive compensation erroneously paid, granted or awarded to a senior executive if it determines the senior executive has committed misconduct that causes demonstrably significant financial and reputational harm to the Company. If the Compensation Committee seeks recovery of incentive compensation erroneously paid to a senior executive, the Company will disclose this with specificity in a Form 8-K or other document filed with the SEC, so long as the underlying event has already been publicly disclosed in the Company’s filings with the SEC.

•	The Company’s equity ownership requirements for senior executives place at risk a substantial portion of each executive’s net worth, which aligns management with shareholders and helps reduce the taking of excessive risk by senior management in Company decisions.

2014 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation earned by, or paid to, each of our NEOs for services provided to us and our subsidiaries for the years ended December 31, 2014, 2013 and 2012, provided that information for Messrs. Vecchione, Masih and Call is presented only for the fiscal years ended December 31, 2013 and 2014 because those individuals were not executive officers prior to 2013 and information for Mr. Clark is only reflected for 2014 because he became an employee on October 13, 2014. Mr. Grinberg served as Executive Vice President, Chief Financial Officer and Treasurer until February 26, 2015.

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)		Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)		Total

Kenneth A. Vecchione	2014	$852,596	—		$2,774,626		—	$1,497,002	$66,110	(5)	$5,190,334
President and Chief	2013	$571,154	—		$5,109,963	(6)	—	$1,428,677	$46,533	(7)	$7,156,327
Executive Officer

Jonathan C. Clark	2014	$96,154	—		$613,544		—	$188,377	$12,091	(8)	$910,166
Executive Vice President,
Chief Financial Officer and Treasurer

Paul Grinberg	2014	$544,819	—		$2,999,762		—	$957,385	$122,603	(9)	$4,624,569
Group Executive,	2013	$435,102	$107,800	(10)	$1,225,651		—	$758,065	$274,775	(11)	$2,801,393
International and	2012	$400,437	$6,000		$509,910		$597,915	$629,000	$129,412		$2,272,674
Corporate Development

Ashish Masih	2014	$329,085	—		$1,288,364		—	$507,892	$11,610		$2,136,951
Executive Vice President, U.S. Debt Purchasing Operations	2013	$286,656	—		$706,581		—	$321,815	$4,375		$1,319,427

Gregory L. Call	2014	$295,367	—		$961,221		—	$336,105	$11,601		$1,604,294
Senior Vice President, General Counsel and	2013	$276,418	$33,119	(10)			—	$206,881	$4,370		$1,007,443
Corporate Secretary					$486,655

(1)	Amounts in this column represent the grant date fair value of time-based and performance-based RSA and PSA awards granted during our 2014, 2013 and 2012 fiscal years, computed in accordance with FASB ASC Topic 718, based on target levels for the PSAs. If these amounts were calculated based on maximum level payouts, the amounts would be: for Mr. Vecchione, $3,806,221; for Mr. Grinberg, $3,534,184; for Mr. Masih, $1,577,436; and for Mr. Call, $1,179,839. The amounts reported do not correspond to the actual value that may be recognized by our NEOs, which may be higher or lower based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting. For information on the assumptions used in calculating the amounts reported, see the “Stock-Based Compensation” footnotes in the Notes to the Consolidated Financial Statements included in our Annual Reports on Form 10-K for the years ended December 31, 2014, 2013 and 2012. Additional information about the awards reflected in this column is set forth in the notes to the 2014 Grants of Plan-Based Awards table and the Outstanding Equity Awards at 2014 Year-End table, below.
(2)	The amount in this column represents the aggregate grant date fair value of stock options granted during our 2012 fiscal year, computed in accordance with FASB Topic 718. The amount reported in this column does not correspond to the actual value that may be recognized by Mr. Grinberg, which may be higher or lower based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting. For information on the assumptions used in calculating the amounts reported, see the “Stock-Based Compensation” footnotes in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. No stock options were granted in 2014 or 2013.

(3)	Represents the payouts under the Company’s KCP for performance during the applicable year and paid early in the subsequent year. Payouts under the KCP were based on the Company’s Adjusted EBITDA performance relative to pre-established Adjusted EBITDA targets.
(4)	Amounts in this column include matching contributions to our 401(k) plan, insurance premiums for the NEOs and matching contributions pursuant to charitable donations programs of the Company.
(5)	Includes a housing allowance of $60,000.
(6)	Mr. Vecchione’s employment with the Company commenced on April 8, 2013. For Mr. Vecchione, the amount shown in the Stock Awards column includes 100,000 sign-on RSAs under the 2005 Plan with a grant date fair value of $2,800,000, a portion of which was to make him whole for equity compensation he forfeited upon leaving his former employer.
(7)	Includes a housing allowance in the amount of $45,000 and $1,533 in moving expenses.
(8)	Includes relocation expenses in the amount of $5,561.
(9)	Includes commuting expenses in the amount of $102,000 and a 401(k) matching contribution of $11,366.
(10)	Includes special recognition bonus payments made early in 2014 to Mr. Grinberg and Mr. Call in addition to the payouts under the Company’s KCP for 2013.
(11)	Includes (a) moving expenses in the amount of $81,301 and the associated tax reimbursement in the amount of $85,059, (b) commuting expenses in the amount of $102,000 and (c) the payment of a premium for a split-dollar life insurance policy on the life of Mr. Grinberg in the amount of $665.

2014 GRANTS OF PLAN-BASED AWARDS

The following table sets forth summary information regarding all grants of plan-based awards made to our NEOs during the fiscal year ended December 31, 2014. Vesting of the awards upon death, disability or a change in control is discussed under the heading “Potential Payments Upon a Termination or Change in Control” below.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Kenneth A. Vecchione		$430,000	$860,000	$1,720,000
	3/7/2014				10,594	21,187	42,374			$1,031,595	(4)
	3/7/2014							14,124		$687,698
	11/4/2014							40,000	(5)	$1,055,333
Jonathan C. Clark(5)		$54,110	$108,219	$216,438
	11/4/2014							23,255	(5)	$613,544
Paul Grinberg		$275,000	$550,000	$1,100,000
	3/7/2014				6,775	13,550	27,100			$659,750	(4)
	3/7/2014							22,591		$1,099,956
	3/7/2014							9,033		$439,817
	11/4/2014							25,581	(5)	$674,912
Ashish Masih		$170,000	$340,000	$680,000
	3/7/2014				3,665	7,329	14,658			$356,849	(4)
	3/7/2014							4,886		$237,889
	11/4/2014							23,721	(5)	$625,839
Gregory L. Call		$112,500	$225,000	$450,000
	3/7/2014				2,772	5,543	11,086			$269,889	(4)
	3/7/2014							3,695		$179,910
	11/4/2014							17,441	(5)	$460,152

(1)	Represents the payouts under the Company’s KCP for 2014. Payouts under the KCP for 2014 were based on the Company’s Adjusted EBITDA performance relative to pre-established Adjusted EBITDA targets. The threshold level is 50% and the maximum level is set at 200%. Payouts under the KCP in early 2015 were as follows: $1,497,002 for Mr. Vecchione; $188,376 for Mr. Clark; $957,385 for Mr. Grinberg; $507,892 for Mr. Masih; and $336,105 for Mr. Call. The KCP for Mr. Clark was pro-rated based on a hire date of October 13, 2014.
(2)	The amounts shown represent shares of our Common Stock in respect of PSAs granted in fiscal year 2014. The threshold level is set at 50% and the maximum level is set at 200%. One-third of the PSAs shown vested in 2015 based on the Company’s Adjusted EPS performance in 2014 relative to pre-established Adjusted EPS targets. Vested PSA shares in 2015 based on 2014 Adjusted EPS goals were as follows: 11,088 for Mr. Vecchione; 7,091 for Mr. Grinberg; 3,835 for Mr. Masih; and 2,901 for Mr. Call.
(3)	Amounts in this column represent the grant date fair value of equity awards, computed in accordance with FASB ASC Topic 718, based on target level for the PSAs. For information on the assumptions used in calculating the amounts reported, see the “Stock-Based Compensation” footnote to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.
(4)	Represents PSA awards. If these amounts were calculated based on maximum level payouts, the amounts would be: for Mr. Vecchione, $2,063,190; for Mr. Grinberg, $1,319,499; for Mr. Masih, $713,698; and for Mr. Call, $539,777.
(5)	Represents the Retention Grants, as described under the heading “One-time Retention Equity-Based Compensation Incentives for 2014” on page 25.

2014 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning stock option awards, RSAs and PSAs and awards that were outstanding and vested or unvested as of December 31, 2014 with respect to our NEOs. Vesting of the awards upon death, disability or a change in control is discussed under the heading “Potential Payments Upon a Termination or Change in Control” below.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)(2)
Kenneth A Vecchione							80,000	3)	$3,552,000
							15,714	(4)	$697,702
							14,124	(5)	$627,106
							40,000	(6)	$1,776,000
										39,304	$1,745,098
Jonathan C. Clark							23,255	(6)	$1,032,522

Paul Grinberg	—		16,666	(7)	$22.17	4/06/2022
							7,666	(8)	$340,370
							6,398	(9)	$284,071
							22,591	(10)	$1,003,040
							9,033	(5)	$401,065
							25,581	(6)	$1,135,796
										23,146	$1,027,682
Ashish Masih	40,000	(11)	—		$13.17	8/20/2019
	6,600		—		$17.90	2/25/2020
	—		4,166	(4)	$22.17	4/06/2022
							4,666	(8)	$207,170
							3,688	(9)	$163,747
							4,886	(5)	$216,938
							23,721	(6)	$1,053,212
										12,861	$571,028
Gregory L. Call	3,334	(4)	1,666	(4)	$22.17	4/06/2022
							2,666	(8)	$118,370
							6,666	(12)	$295,970
							2,540	(9)	$112,776
							3,695	(5)	$164,058
							17,441	(6)	$774,380
										9,353	$415,273

(1)	Market value for RSA and PSA awards was calculated using the closing price of $44.40 per share for our common stock on December 31, 2014.
(2)	Amounts reported represent awards of PSAs intended to qualify as performance-based compensation. The PSAs were granted pursuant to the 2013 Plan on June 6, 2013, and on March 7, 2014, except those PSAs granted to Mr. Vecchione in 2013 were granted pursuant to the 2005 Plan on June 4, 2013. The PSAs vest over a three-year period based on the achievement of certain annual and 3-year cumulative Adjusted EPS goals. Amounts reported in this column assume payout at target levels. If these amounts were calculated based on maximum level payouts, the amounts would be: for Mr. Vecchione, 78,608; for Mr. Grinberg, 46,292; for Mr. Masih, 25,722; and for Mr. Call, 18,706. As of March 9, 2015, the following PSAs had been earned by the NEOs: 29,204 for Mr. Vecchione; 16,687 for Mr. Grinberg; 9,367 for Mr. Masih; and 6,711 for Mr. Call.
(3)	Amounts reported represent sign-on award of RSAs granted pursuant to the 2005 Plan on April 15, 2013. The RSA award vests in five equal annual installments on each of April 8, 2014, April 8, 2015, April 8, 2016, April 8, 2017, and April 8, 2018.

(4)	Amounts reported represent awards of RSAs granted pursuant to the 2005 Plan on April 15, 2013. The RSA award vests in three equal annual installments on each of April 8, 2014, April 8, 2015, and April 8, 2016.
(5)	Amounts reported represent awards of RSAs granted pursuant to the 2013 Plan on March 7, 2014. The RSA award vests in three equal annual installments on each of March 9, 2015, March 9, 2016, and March 9, 2017.
(6)	Represents the Retention Grants, as described under the heading “One-time Retention Equity-Based Compensation Incentives for 2014” on page 25.
(7)	The option vests in three equal annual installments on each of March 9, 2013, March 9, 2014 and March 9, 2015.
(8)	Amounts reported represent awards of RSAs granted pursuant to the 2005 Plan on April 6, 2012. The RSA award vests in three equal annual installments on each of March 9, 2013, March 9, 2014 and March 9, 2015.
(9)	Amounts reported represent awards of RSAs granted pursuant to the 2013 Plan on June 6, 2013. The RSA award vests in three equal annual installments on each of March 9, 2014, March 9, 2015 and March 9, 2016.
(10)	Amount reported represent the special RSA award granted pursuant to the 2005 Plan on February 24, 2014, as further described under the heading “NEO Compensation and Employment Arrangement for 2014” on page 27. The RSA award will cliff vest on December 31, 2016 subject to the requirements described above.
(11)	The option vested in five equal annual installments on each of August 20, 2010, August 20, 2011, August 20, 2012, August 20, 2013 and August 20, 2014.
(12)	Amounts reported represent awards of RSAs granted pursuant to the 2005 Plan on September 10, 2012. The RSA award vests in three equal annual installments on each of September 10, 2013, September 10, 2014 and September 10, 2015.

2014 OPTION EXERCISES AND STOCK VESTED

The following table includes certain information with respect to options exercised and RSA, PSA and RSU awards that vested for each of our NEOs during the fiscal year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Kenneth A. Vecchione	—	—	45,973	$2,133,529
Jonathan C. Clark	—	—	—	—
Paul Grinberg	156,333	3,964,301	28,297	$1,377,109
Ashish Masih	33,334	706,343	20,378	$973,977
Gregory L. Call	—	—	19,415	$912,116

(1)	Represents the difference between the exercise price of the option and the market price of the shares, multiplied by the number of shares for which the option was exercised.
(2)	Represents the number of shares acquired on vesting of RSAs, PSAs or RSUs multiplied by the market value of the underlying shares on the vesting date.

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

This section describes the payments that may be made to our NEOs upon separation pursuant to individual agreements (in the case of Messrs. Vecchione and Grinberg) and under the Separation Plan (in the case of Messrs. Clark, Masih, and Call), based on certain assumptions or the circumstances described below.

Basic Assumptions

The tables presented in this section were prepared assuming each event triggering a payment or other benefit occurred on December 31, 2014 using the base salaries in effect and the share price of our common stock as of that day (both as required by the SEC). Amounts for accrued but unpaid wages, accrued but unused paid-time off and reimbursable expenses payable upon separation are not reported in the “Salary” column because those are generally amounts that the employee is legally entitled to or amounts that all employees would be entitled to upon similar termination or resignation.

We note that because a change in control did not occur on December 31, 2014, and the executives were not terminated on that date, these tables are merely estimates intended to give the reader a general idea of possible payments upon a termination or change in control. There can be no assurance that a change in control would produce similar results to those described below if it were to occur in the future.

Payments upon a Termination “Without Cause”, Resignation for Good Reason or Change in Control

For a discussion and description of payouts to be made by the Company upon termination “Without Cause” or resignation for “Good Reason” and the vesting of awards upon a change of control, please see the discussion under this heading “Overview of 2014 Compensation—Change in Control and Employment/Separation Plan Arrangements” on page 26.

Adjustments to Payments and Timing of Payments. The timing of any payments to the NEOs are subject to the applicable requirements of IRC Section 409A and the related treasury regulations, and may be delayed as necessary to comply therewith. In addition, all severance payments and benefits payable under the agreements are subject to possible reduction to the extent necessary to avoid penalties assessed under IRC Sections 280G and 4999. Specifically, the severance arrangements and the Separation Plan provide that if any payment or benefit received pursuant to a change in control of the Company or otherwise that would be subject to the excise tax under IRC Section 4999, then such payment will be reduced so that either (i) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax or (ii) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax (all computed at the highest applicable marginal rate), results in his receipt, on an after-tax basis, of the greater amount of the payment. In the Separation Plan, the amount of the payment will be reduced to 299.99% of the participant’s base amount as defined in the IRC.

Restrictive Covenants. As a condition to receiving the payments under the severance arrangements and the Separation Plan, as the case may be, the NEOs must agree to a broad release and waiver of claims and to maintain the confidentiality of Company information. The agreements also provide certain notice and related requirements that must be met. In addition, each executive is subject to the following obligations while he is receiving payments and other benefits under the agreement:

•	non-disparagement of the Company;

•	non-solicitation of our employees for 24 months following termination (18 months following termination in the case of Messrs. Masih and Call);

•	continued cooperation with all outstanding matters or issues relating to the Company; and

•	non-competition for 24 months following termination (18 months following termination in the case of Messrs. Masih and Call).

Definitions. The term “Cause” is generally defined in the individual offer letters as any one of the following reasons:

•	failure to adhere to any legal written policy applicable to all our employees;

•	repeated and consistent failure to substantially perform job duties;

•	actual or attempted appropriation of material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company;

•	actual or attempted misappropriation of our funds or property;

•	conviction of or guilty or no-contest plea to a felony or an equivalent crime, a crime of moral turpitude or a crime involving possible imprisonment;

•	conduct materially injurious to our reputation or business; or

•	willful misconduct.

The term “Cause” for purposes of the Separation Plan is defined as any of the following reasons:

•	a conviction of the participant of – or the plea of guilty or nolo contendere to – (i) a felony or (ii) a misdemeanor involving moral turpitude;

•	a willful misconduct or gross negligence by the participant;

•	failure by the participant to carry out the lawful and reasonable directions of the Board or the participant’s immediate supervisor, as the case may be;

•	refusal to cooperate or non-cooperation by the participant with any government regulatory authority; or

•	fraud, embezzlement, theft or dishonesty by the participant against the Company or any subsidiary or a material violation by the participant of a policy or procedure of the Company or the Company’s Standards of Business Conduct, resulting, in any case, in harm to the Company or any subsidiary.

The term “Good Reason” is defined as any one of the following reasons:

•	material reduction in the executive’s base compensation or target bonus;

•	in the case of Mr. Grinberg, material reduction in his expense reimbursement entitlements;

•	material reduction in the authority, duties or responsibilities of either the executive or the person to whom the executive reports;

•	material reduction in the budget over which the executive retains authority;

•	material change in the location at which the executive provides services for the Company, of more than 35 miles from the executive’s present office location or primary residence, without consent;

•	as amended by the Company on February 24, 2014, with respect to Mr. Grinberg, any voluntary termination on or following December 31, 2016, upon no less than 90 days prior written notice of such termination to the Company; or

•	in the case of Separation Plan, any failure of the Company to obtain the assumption of its obligations under the Separation Plan within 45 days of a Change in Control.

The term “Change of Control” is defined in the individual agreements as any one of the following (the Separation Plan has a substantially similar definition, but includes a change of a majority of the Board):

•	any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all or substantially all the Company’s assets to any person (as defined in Section 3(a)(9) of the Exchange Act) or group of related persons (as such term is defined under Section 13(d) of the Exchange Act, “Group”);

•	the Company’s stockholders approve and complete any plan or proposal for the liquidation or dissolution of the Company;

•	any person or Group (other than Red Mountain Capital Partners LLC, JCF FPK I LP or any affiliate thereof) becomes the beneficial owner, directly or indirectly, of shares representing more than 50.1% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors of the Company and such person or Group has the power and authority to vote such shares; or

•	the completion of a merger, reorganization, consolidation or other corporate transaction involving the Company in which holders of the Company’s Stock immediately before the completion of the transaction hold, directly or indirectly, immediately after the transaction, 50% or less of the common equity interest in the surviving corporation or other entity resulting from the transaction.

The following table summarizes the amounts we estimate would be payable to the NEOs upon a termination without Cause or resignation for Good Reason as outlined in the letter agreements and Separation Plan for our NEOs and described above, assuming the triggering event occurred on December 31, 2014.

Name	Severance Salary Payments(1)	Severance Bonus Payments(2)	COBRA or Individual Insurance Premiums(3)	Fair Market Value of Unvested Equity Awards with Accelerated Vesting(4)	Total
Kenneth A. Vecchione	$1,720,000	$2,965,680	$45,236	$6,621,905	$11,352,821
Jonathan C. Clark	$1,000,000	—	$30,895	—	$1,030,895
Paul Grinberg	$825,000	$550,000	$31,747	$3,796,200	$5,202,947
Ashish Masih	$510,000	—	$34,531	$777,622	$1,322,153
Gregory L. Call	$450,000	—	$34,531	$766,033	$1,250,564

(1)	Amounts in this column represent amounts owed in a lump sum in excess of regular salary and other benefits payable through the last day of employment in accordance with our standard policies.
(2)	In addition, each NEO would receive a lump sum cash payment equal to a pro rata annual bonus with respect to the year that separation occurs.
(3)	Amounts payable for COBRA continuation premiums for group health benefits or individual insurance premiums are based on each executive’s insurance coverage held as of December 31, 2014, and the cost of premiums at that date.
(4)	Fair market value is based on the closing price of $44.40 per share for our common stock on December 31, 2014. Assumes payout of PSAs at target levels.

The following table summarizes the amounts we estimate would be payable to the NEOs upon a change of control as outlined in the letter agreements and Separation Plan for our NEOs and described above, assuming the triggering event occurred on December 31, 2014. In the event of death or disability of the NEO, such NEO would only receive regular salary and other benefits payable through the last day of employment and the amount set forth in the “Fair Market Value of Unvested Equity Awards with Accelerated Vesting” column below.

Name	Salary Payments(1)	Bonus Payments(2)	COBRA or Individual Insurance Premiums(3)	Fair Market Value of Unvested Equity Awards with Accelerated Vesting(4)	Total
Kenneth A. Vecchione	$1,720,000	$2,965,680	$45,236	$6,621,905	$11,352,821
Jonathan C. Clark	$1,000,000	$500,000	$30,895	-	$1,530,895
Paul Grinberg	$825,000	$550,000	$31,747	$3,796,200	$5,202,947
Ashish Masih	$680,000	$340,000	$46,041	$1,343,855	$2,409,896
Gregory L. Call	$600,000	$225,000	$46,041	$1,180,418	$2,051,459

(1)	Amounts in this column represent amounts owed in a lump sum in excess of regular salary and other benefits payable through the last day of employment in accordance with our standard policies.
(2)	Severance bonus includes a lump sum cash payment equal to a pro rata annual bonus with respect to the year that separation occurs. Assumes bonus payout at 100% of target for Mr. Masih, Mr. Call, and Mr. Clark.
(3)	Amounts payable for COBRA continuation premiums for group health benefits or individual insurance premiums are based on each executive’s insurance coverage held as of December 31, 2014, and the cost of premiums at that date.
(4)	Fair market value is based on the closing price of $44.40 per share for our common stock on December 31, 2014. Assumes payout of PSAs at target levels.

COMPENSATION OF DIRECTORS

The Company’s compensation plan for Eligible Directors is as follows:

•	for service on the Board and attendance at meetings of the Board (i) an annual cash retainer of $50,000 (payable semi-annually in advance) and (ii) an annual equity award retainer with a grant-date value of $100,000 (granted as shares or units of Company common stock, to be granted on the fifth business day following the annual meeting of stockholders);

•	an additional annual cash retainer of $50,000 payable to the non-executive Chairman of the Board (payable semi-annually in advance);

•	an additional annual cash retainer of $20,000 payable to the Chairman of each of the Board’s standing committees, and $10,000 payable to all other directors serving on each of the Board’s standing committees (in each case payable semi-annually in advance); and

•	an additional annual cash retainer of $50,000 for non-employee directors also serving on Cabot’s Board of Directors (payable semi-annually in advance).

Director compensation is based on annual service to the Company. All equity award grants are fully vested on the date of grant. Eligible Directors are no longer permitted to sell their shares until their service to the Company as a director terminates, other than shares sold to cover applicable tax obligations related to the delivery of shares. If the Company declares a dividend, Eligible Directors will be paid a dividend in the same method and at the same time as other stockholders of the Company are paid such dividends. In addition, Eligible Directors may no longer elect to have all or a portion of their annual cash retainer paid in equity.

Each Eligible Director who joins the Board is eligible for an initial equity award with a grant-date fair market value of $50,000 (granted as shares of Company common stock or units of Company common stock, to be granted on the fifth business day following the date the Eligible Director becomes a member of the Board).

The following table sets forth the compensation earned by directors that are not also named executive officers for service on our Board during the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	All Other Compensation	Total
Willem Mesdag	$203,056	$99,971	—	$303,027
Michael P. Monaco	$69,668	$141,072	—	$210,739
Laura Newman Olle	$125,000	$174,942	—	$299,942
Francis E. Quinlan	$100,000	$99,971	—	$199,971
Norman R. Sorensen	$149,583	$99,971	—	$249,554
Richard J. Srednicki	$110,000	$174,942	—	$284,942
J. Christopher Teets	$70,000	$99,971	—	$169,971

(1)	Amounts reported in this column include amounts earned for service on the Board, Cabot’s Board of Directors and various committees during 2014. George Lund was compensated as an employee in his capacity as Executive Chairman prior to resigning as a director in 2014.
(2)	Amounts in this column represent the grant date fair value of 2,239 RSUs granted to each of our non-employee directors on June 12, 2014, computed in accordance with FASB ASC Topic 718. In addition, Ms. Olle and Mr. Srednicki received “sign on” grants of 1,578 RSUs on March 5, 2014, and Mr. Monaco received a “sign on” grant of 1,153 RSUs on August 13, 2014. The grant date fair value does not correspond to the actual value that may be recognized by the directors, which may be higher or lower based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting. For information on the assumptions used in calculating the amounts reported, see the “Stock-Based Compensation” footnote in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(3)	The aggregate number of shares underlying outstanding RSUs at December 31, 2014 was: for Mr. Mesdag, 29,107; for Mr. Monaco, 3,255; for Ms. Olle, 3,817; for Mr. Quinlan, 6,477; for Mr. Sorenson, 8,654; for Mr. Srednicki, 3, 817; and for Mr. Teets, 29,600. In recognition that they serve on our Board as representatives of an investment fund, Messrs. Mesdag and Teets may hold their equity awards and the underlying shares as nominees for such fund, as further described under “Security Ownership of Principal Stockholders and Management.”

NON-BINDING VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS (PROPOSAL NO. 2)

Proposal

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We urge you to read the Compensation Discussion and Analysis, beginning on page 17 of this proxy statement, which discusses how the Company’s executive compensation program reflects our compensation philosophy and describes the decisions made by the Compensation Committee in 2014 in detail.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we ask our stockholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2015 annual meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and disclosure.”

Required Vote

The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee of the Board. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

The Board of Directors recommends a vote FOR, in a non-binding vote, the compensation of the Company’s named executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Policy and Procedures

In 2007, the Audit Committee of our Board adopted a written policy and related procedures concerning “related person transactions.” Under our written policy, the Audit Committee continues to be responsible for the regular review and approval or disapproval of “related person transactions” between the Company or a subsidiary of the Company and certain “related persons.” The policy tracks the SEC rules with respect to defining who and which transactions are covered by the policy. A “related person” is a director, officer, nominee for director or 5% stockholder of the Company since the beginning of the last fiscal year and their immediate family members. Transactions covered by the policy are those in which the Company or a subsidiary of the Company is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. In addition, the Audit Committee has determined that transactions with related persons, to the extent such transactions are not deemed material enough by the SEC to be disclosed or are already disclosed in some manner, are not deemed by the Audit Committee to be “related person transactions” under our policy.

Related Person Transactions

We have entered into indemnification agreements with each of our officers and directors pursuant to which we agreed to indemnify each officer and director to the fullest extent authorized by law against certain expenses and losses arising out of claims related to the service by such person as an officer or member of our Board or in certain other capacities.

Pursuant to indemnification agreements with our current and former executive officers and directors and underwriting agreements and registration rights agreements that also provide certain rights to indemnification, we have advanced the legal fees incurred on behalf of Messrs. Mesdag, Teets and certain of our former directors or their estates, in the defense of litigation involving a derivative action brought on behalf of a stockholder claiming that some of the Company’s collection practices were improper. During 2014, we and our insurance carrier paid approximately $1,412,545 in such legal fees and costs incurred, including the Company’s costs of defense.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our common stock as of April 7, 2015, by: (i) each director and director nominee; (ii) each Named Executive Officer; (iii) each person who is known by us to be the beneficial owner of more than five percent (5%) of our outstanding common stock; and (iv) all directors and executive officers as a group. Calculations of beneficial ownership are based on 26,011,677 shares of our common stock outstanding on April 7, 2015. Except as otherwise indicated, we believe each person has sole voting and investment power, subject to community property laws.

Name and Address of Beneficial Owner (1)	No. of Shares Beneficially Owned(2)	Percent of Class(2)
William Blair & Co.(3) 222 W. Adams Chicago, Illinois 60606	2,712,832	10.43%
Invesco Ltd.(4) 1555 Peachtree Street NE Atlanta, Georgia 30309	2,649,404	10.19%
BlackRock, Inc.(5) 55 East 52nd Street New York, New York 10022	2,161,400	8.31%
Whitebox Advisors, LLC(6) 3033 Excelsior Boulevard, Suite 300 Minneapolis, Minnesota 55416	1,905,309	7.32%
Broad Run Investment Management(7) 1530 Wilson Blvd, Suite 1020 Arlington, Virginia 22209	1,807,964	6.95%
EJF Capital LLC(8) 2107 Wilson Blvd., Suite 410 Arlington, Virginia 22201	1,694,911	6.52%
The Vanguard Group(9) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	1,620,557	6.23%
Red Mountain Capital Partners LLC(10) 10100 Santa Monica Blvd., Suite 925 Los Angeles, California 90067	1,361,143	5.23%
Kenneth A. Vecchione	166,741	*
Jonathan C. Clark	9,685	*
Paul Grinberg(11)(12)	339,273	1.30%
Ashish Masih(11)	94,816	*
Gregory L. Call(11)	36,523	*
Willem Mesdag(10)(12)	1,361,143	5.23%
Michael P. Monaco(12)	3,255	*
Laura Newman Olle(12)	3,817	*
Francis E. Quinlan(12)	6,477	*
Norman R. Sorensen(12)	8,654	*
Richard J. Srednicki(12)	3,817	*
J. Christopher Teets(10)(12)	29,600	*
Current directors and executive officers as a group (12 persons)(11)(12)	2,063,801	7.85%

*	Less than one percent.

(1)	The address for all directors and executive officers of Encore Capital Group, Inc. is c/o Encore Capital Group, Inc., 3111 Camino Del Rio North, Suite 103, San Diego, California, 92108.
(2)	The numbers and percentages shown include the shares of common stock beneficially owned as of April 7, 2015, as well as the shares of our common stock that the person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of April 7, 2015, upon the exercise of options or the settlement of RSUs, including vested, deferred issuance RSUs, are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.
(3)	Information with respect to William Blair & Co. (“William Blair”) is based solely on a Schedule 13G/A filed with the SEC on February 4, 2015 by William Blair.
(4)	Information with respect to Invesco Ltd. (“Invesco”) is based solely on a Schedule 13G/A filed with the SEC on March 10, 2015 by Invesco.
(5)	Information with respect to BlackRock, Inc. (“BlackRock”) is based solely on a Schedule 13G/A filed with the SEC on January 23, 2015 by BlackRock. BlackRock has sole voting power with respect to 2,103,426 shares and sole dispositive power with respect to 2,161,400 shares.
(6)	Information with respect to Whitebox Advisors, LLC (“WA”) is based solely on a Schedule 13G filed with the SEC on February 12, 2015 by WA, Whitebox Multi-Strategy Advisors, LLC (“WMSA”), Whitebox Multi-Strategy Partners, L.P. (“WMSP”), Whitebox Multi-Strategy Fund, L.P. (“WMSFLP”), Whitebox Multi-Strategy Fund, Ltd. (“WMSFLTD”), Whitebox Concentrated Convertible Arbitrage Advisors, LLC (“WCCAA”), Whitebox Concentrated Convertible Arbitrage Partners, L.P. (“WCCAP”), Whitebox Concentrated Convertible Arbitrage Fund, L.P. (“WCCAFLP”), Whitebox Concentrated Convertible Arbitrage Fund, Ltd. (“WCCAFLTD”), Whitebox Tactical Opportunities Fund (“WTOF”), Whitebox Market Neutral Equity Fund (“WMNEF”), TER I LLC (“TER”), Collins Alternative Solutions Fund (“CAS”), Arden Alternative Strategies Fund (“AASF”), and Arden Alternative Strategies II (“AASII”) (collectively, the “Whitebox Entities”). WA, acting as an investment adviser to its client, is deemed to be the beneficial owner of 1,905,309 shares and has shared voting power and dispositive power over 1,905,309 shares. WMSA is deemed to beneficially own 725,626 shares and has shared voting power and dispositive power over such shares. Each of WMSP, WMSFLP, and WMSFLTD is deemed to beneficially own 725,626 shares as a result of its indirect ownership of convertible notes and common stock and has shared voting power and dispositive power over such shares. WCCAA is deemed to beneficially own 1,023,581 shares and has shared voting power and dispositive power over such shares. Each of WCCAP, WCCAFLP, and WCCAFLTD is deemed to beneficially own 1,023,581 shares as a result of its indirect ownership of convertible notes and has shared voting power and dispositive power over such shares. WTOF is deemed to beneficially own 32,108 shares and has shared voting power and dispositive power over such shares. WMNEF is deemed to beneficially own 10,098 shares and has shared voting power and dispositive power over such shares. TER is deemed to beneficially own 96,582 shares as a result of its indirect ownership of convertible notes. CAS is deemed to beneficially own 402 shares. AASF is deemed to beneficially own 15,970 shares. AASI is deemed to beneficially own 942 shares as a result of its indirect ownership of convertible notes. As a result of the relationship described in the Schedule 13G filed by the Whitebox Entities, each of WA, WMSA, WMSFLP, WMSFLTD, WCCAA, WCCAFLP, and WCCAFLTD may be deemed to possess indirect beneficial ownership of the shares beneficially owned by each of WMSP, WCCAP, WTOF, WMNEF, TER, CAS, AASF, and AASII. WA, WMSA, WMSFLP, WMSFLTD, WCCAA, WCCAFLP, and WCCAFLTD each disclaim indirect beneficial ownership of the shares except to the extent of their pecuniary interest in such shares.
(7)	Information with respect to Broad Run Investment Management, LLC (“Broad Run”) is based solely on a Schedule 13G filed with the SEC on February 11, 2015 by Broad Run.
(8)

Information with respect to EJF Capital LLC (“EJF”) is based solely on a Schedule 13G/A filed with the SEC on December 22, 2014 by EJF, Emanuel J. Friedman, EJF Debt Opportunities Master Fund, L.P., EJF Debt Opportunities GP, LLC, EJF Debt Opportunities Master Fund II, LP, EJF Debt Opportunities II GP, LLC, Beltway Strategic Opportunities Fund L.P. and EJF Beltway Strategic Opportunities GP LLC. EJF

has shared voting and dispositive power with respect to 1,694,911 shares. EJF Debt Opportunities Master Fund, L.P. is the record owner of 1,045,288 shares. EJF Debt Opportunities Master Fund II, LP is the record owner of 438,462 shares. Beltway Strategic Opportunities Fund L.P. is the record owner of 211,161 shares. EJF Debt Opportunities GP, LLC serves as the general partner and investment manager of EJF Debt Opportunities Master Fund, L.P. and may be deemed to share beneficial ownership of the shares of which EJF Debt Opportunities Master Fund, L.P. is the record owner. EJF Debt Opportunities II GP, LLC serves as the general partner and investment manager of EJF Debt Opportunities Master Fund II, LP and may be deemed to share beneficial ownership of the shares of which EJF Debt Opportunities Master Fund II, LP is the record owner. EJF Beltway Strategic Opportunities GP LLC serves as the general partner of Beltway Strategic Opportunities Fund L.P. and may be deemed to share beneficial ownership of the shares of which Beltway Strategic Opportunities Fund L.P. is the record owner. EJF Capital LLC is the sole member and manager of each of EJF Debt Opportunities GP, LLC, EJF Debt Opportunities II GP, LLC, and EJF Beltway Strategic Opportunities GP LLC and may be deemed to share beneficial ownership of the shares of which such entities may share beneficial ownership. Emanuel J. Friedman is the controlling member of EJF Capital LLC and may be deemed to share beneficial ownership of the shares of Common Stock over which EJF Capital LLC may share beneficial ownership.
(9)	Information with respect to The Vanguard Group (“Vanguard”) is based solely on a Schedule 13G/A filed with the SEC on February 11, 2015 by Vanguard and its affiliates. Vanguard has sole voting power with respect to 35,078 shares and sole dispositive power with respect to 1,587,579 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 32,978 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 2,100 shares as a result of its serving as investment manager of Australian investment offerings.
(10)	Information with respect to Red Mountain Capital Partners LLC (“RMCP LLC”) is based in part on a Schedule 13D filed with the SEC on April 30, 2013 by RMCP LLC, Red Mountain Partners, L.P. (“RMP”), RMCP GP LLC (“RMCP GP”), Red Mountain Capital Management, Inc. (“RMCM”) and Willem Mesdag. RMCP GP is the general partner of RMP and thus may be deemed to control RMP. RMCP LLC is the managing member of RMCP GP and thus may be deemed to control RMCP GP and each entity directly or indirectly controlled by RMCP GP. RMCM is the managing member of RMCP LLC and thus may be deemed to control RMCP LLC and each entity directly or indirectly controlled by RMCP LLC. Mr. Mesdag is the president, sole executive officer, sole director and sole shareholder of RMCM and thus may be deemed to control RMCM and each entity directly or indirectly controlled by RMCM. Each of RMP, RMCP GP, RMCP LLC and RMCM disclaims beneficial ownership of any securities held directly by Mr. Mesdag. Mr. Teets is a Partner of RMCP LLC and does not control any of these entities. Messrs. Mesdag and Teets were elected as directors of Encore on May 11, 2007. Includes 29,107 fully vested deferred issuance RSUs held by Mr. Mesdag who may hold such equity awards and the underlying shares as a nominee for RMP, an investment fund.
(11)	Includes the following number of shares of common stock that may be issued upon the exercise of options that are exercisable within 60 days of April 7, 2015: for Mr. Grinberg, 16,666 shares; for Mr. Masih, 50,766 shares; for Mr. Call, 5,000 shares; and for all directors and executive officers as a group, 72,432 shares.
(12)	Includes the following number of fully vested deferred issuance RSUs: for Mr. Mesdag, 29,107; for Mr. Monaco, 3,255; for Ms. Olle, 3,817; for Mr. Quinlan, 6,477; for Mr. Sorensen, 8,654; for Mr. Srednicki, 3,817; for Mr. Teets, 29,600; for Mr. Grinberg, 120,000; and for all directors and executive officers as a group, 204,727 shares. For Ms. Olle and Messrs. Mesdag, Monaco, Quinlan, Sorensen, Srednicki and Teets, these RSUs were issued as director compensation for Board service. In recognition that they serve on our Board as representatives of RMP, we understand that Messrs. Mesdag and Teets may hold their equity awards and the underlying shares as nominees for RMP.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our existing equity compensation plans (including individual compensation arrangements) as of December 31, 2014.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	1,585,032	(1)	$16.98	(2)	1,564,010
Equity compensation plans not approved by security holders	—		—		—

Total	1,585,032	(1)	$16.98	(2)	1,564,010

(1)	Includes (i) 1,209,490 unvested RSAs, RSUs, PSAs and PSUs, (ii) 204,727 deferred RSUs that are vested but for which the underlying shares are not been issued, and (iii) 170,815 outstanding stock options, in each case as of December 31, 2014. Assumes a payout at maximum level with respect to the PSAs and PSUs granted in 2013 and 2014.
(2)	The calculation of the weighted average exercise price includes only stock options and does not include outstanding RSAs, RSUs, PSAs or PSUs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. We assist most of our directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely on a review of the copies of Section 16 reports in our possession and on written representations from reporting persons, we believe that during 2014 all required reports for our directors, executive officers and persons who beneficially own more than 10% of our Common Stock were filed on a timely basis.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 3)

Proposal

We have selected BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, and we are submitting our selection of BDO USA, LLP for ratification by stockholders at the annual meeting. BDO USA, LLP began auditing our consolidated financial statements with the fiscal year ended December 31, 2001.

Stockholder ratification of the selection of BDO USA, LLP as our independent registered public accounting firm is not required. If our stockholders fail to ratify the election, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such an appointment would be in our best interests and that of our stockholders.

Required Vote

Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy and entitled to vote at the meeting.

The Board of Directors recommends a vote FOR the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for 2015.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We expect representatives of BDO USA, LLP to be available telephonically at the annual meeting and they will be given an opportunity to make a statement if they desire to do so and to respond to appropriate questions regarding BDO USA, LLP ’s audit of our consolidated financial statements and records for the fiscal year ended December 31, 2014.

Audit and Non-Audit Fees

The following table presents fees billed for professional audit services rendered by BDO USA, LLP as our independent registered public accounting firm for the audit of our annual financial statements for the fiscal years ended December 31, 2014 and 2013, and fees billed for other services rendered by BDO USA, LLP during those periods:

	2014		2013
Audit Fees (1)	$1,860,543	(2)	$1,376,683	(2)
Audit-Related Fees (3)	29,877		24,010
Tax Fees	—		—
All Other Fees	—		—

Total	$1,890,420		$1,400,693

(1)	Audit fees include fees and related expenses for professional services rendered by our independent accountant for the annual audit of our financial statements and of our internal control over financial reporting, the quarterly review of our financial statements, review of other documents filed with the SEC and attendance at Audit Committee meetings.
(2)	Includes $1,024,749 in 2014 and $404,059 in 2013 in fees and expenses relating to the Company’s operations in the United Kingdom.
(3)	Audit-related fees consist of fees and related expenses for assurance and related services rendered by our independent registered public accounting firm that pertain to fees associated with the audits of our 401(k) plans.

Approval of Independent Registered Public Accounting Firm Services and Fees

The Audit Committee has adopted a policy requiring pre-approval of all audit, review and attest engagements and engagements for permitted non-audit services provided by the independent registered public accounting firm to the Company and any of our affiliates. The Audit Committee may pre-approve predictable and recurring services by category on an annual basis. The Audit Committee may delegate pre-approval authority to one or more of its members who are independent directors of the Company, provided that such decisions made to the delegated director are presented to the full Audit Committee during its regularly scheduled meetings.

In accordance with applicable SEC regulations, permitted non-audit services may be performed without pre-approval if: (1) the services were not recognized by the Company at the time of engagement to be non-audit services; (2) the aggregate amount of fees for all such services provided constitutes no more than 5% of the total amount of revenues paid by the Company to the independent registered public accounting firm during a fiscal year; (3) the services are brought promptly to the attention of the Audit Committee; and (4) the approval is given prior to the completion of the audit. The CFO is responsible for bringing to the attention of the Audit Committee any such services that were not pre-approved because they were not recognized by the Company at the time of engagement to be non-audit services. The Audit Committee or a delegated representative pre-approved 100% of the audit-related services provided by our independent registered public accounting firm for the fiscal years ended December 31, 2014 and 2013.

REPORT OF THE AUDIT COMMITTEE

In accordance with our written charter, the Audit Committee assists the Board in oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. We currently are composed of three members, each of whom has been determined by the Board to be an independent director, as independence is defined by the listing rules of The NASDAQ Stock Market and the rules and regulations of the SEC.

BDO USA, LLP, the Company’s independent registered public accounting firm, has unrestricted access to the Audit Committee. The Audit Committee may invite other members of the Board to attend Audit Committee meetings based upon their expertise, familiarity with the Company and its industry and other factors. In performing our oversight function, we have reviewed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2014 and met with both management and BDO USA, LLP to discuss those consolidated financial statements. Management has represented to us that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We have also (i) received from, and discussed with, BDO USA, LLP the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16 (Communications with Audit Committees); and (ii) with and without management present, discussed and reviewed the results of BDO USA, LLP’s audit of: (A) the Company’s consolidated financial statements; and (B) the effectiveness of internal control over financial reporting. In addition, we have received the written disclosures and the letter from BDO USA, LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and have discussed with BDO USA, LLP its independence.

Based on these reviews and discussions, and subject to the limitations on the role of the Audit Committee and the Audit Committee’s responsibility described in the Audit Committee’s written charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Audit Committee:

Michael P. Monaco, Chairman (appointed as of January 1, 2015)

Laura Newman Olle (appointed February 26, 2014)

J. Christopher Teets

STOCKHOLDER PROPOSALS AND NOMINATIONS

Pursuant to SEC Rule 14a-8, “Stockholder Proposals,” proposals to be considered for inclusion in our proxy materials for the 2016 annual meeting, must be received at our principal executive offices by December 23, 2015 if our 2016 annual meeting is held within 30 days of June 4, 2016. If, however, our 2016 annual meeting is more than 30 days before or after June 4, 2016, proposals for the meeting must be received by a reasonable time before we print and mail our proxy statement for that meeting. Such proposals may be included in our proxy materials if they comply with requirements as to form and substance established by the SEC.

Under our Bylaws, a stockholder who wishes to nominate directors or bring other business before the 2016 annual meeting of stockholders without including the proposal in our proxy materials for that meeting must notify us no earlier than February 5, 2016 and no later than March 6, 2016, unless, for purposes of a stockholder proposal, the date of the 2016 annual meeting of stockholders is called for a date that is not within 30 days before or after June 4, 2016 (in which event the stockholder must notify us by the tenth day following the day on which the notice of the date of the annual meeting is mailed or public disclosure of the date of the annual meeting is made, whichever first occurs). If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board for the 2016 annual meeting may exercise discretionary voting power regarding any such proposal.

Additional requirements with respect to stockholder proposals and director nominations are set forth in our Bylaws.

ADDITIONAL INFORMATION

Annual Report on Form 10-K

We are providing with this proxy statement a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which includes financial statements, schedules and a list of Exhibits. Any stockholder of record who wishes to receive an additional copy of the annual report or this proxy statement or any of the Exhibits may (i) call Encore at 858-309-6442 or call toll free at 1-800-579-1639 or (ii) mail a request to: Encore Capital Group, Inc., 3111 Camino Del Rio North, Suite 103, San Diego, CA 92108, Attention: Corporate Secretary, and we will promptly deliver the requested materials to you upon your request.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 4, 2015

Our proxy statement and Annual Report on Form 10-K are available at the following website address: www.proxyvote.com

OTHER MATTERS

As of the date of this proxy statement, the Board does not intend to present at the annual meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ENCORE CAPITAL GROUP, INC.

By:

Kenneth A. Vecchione

Chief Executive Officer

April 22, 2015

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY     WHEN    SIGNED    AND    DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees
01	Willem Mesdag 02 Michael P. Monaco 03 Laura Newman Olle 04 Francis E. Quinlan 05 Norman R. Sorensen
06	Richard J. Srednicki 07 Kenneth A. Vecchione
The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2	Non-binding vote to approve the compensation of the Company’s named executive officers.					☐	☐	☐
3	Ratification of selection of BDO USA, LLP as independent registered public accounting firm for fiscal year 2015.					☐	☐	☐

NOTE: This Proxy, when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted FOR the election of the above-listed nominees, FOR (in a non-binding vote) PROPOSAL 2, and FOR PROPOSAL 3. This proxy also confers discretionary authority to vote on such other matters as may come before the annual meeting. This undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at such meeting or at any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K is/are available at www.proxyvote.com.

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ENCORE CAPITAL GROUP, INC. ANNUAL MEETING OF STOCKHOLDERS, JUNE 4, 2015 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned acknowledges receipt of the notice of annual meeting of Stockholders to be held on June 4, 2015, and the proxy statement and appoints Kenneth A. Vecchione and Jonathan C. Clark, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Encore Capital Group, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the annual meeting of Stockholders of Encore to be held at Park Hyatt Hotel, 153 West 57th Street, New York, NY 10019, on June 4, 2015, at 8:45 a.m. Eastern time, and at any adjournment or postponement thereof, and to vote in their discretion on such other business as may properly come before the annual meeting and any postponement or adjournment thereof.

Continued and to be signed on reverse side